Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SHENANDOAH MOBILE, LLC (“SM”),

THE SALE SITE SUBSIDIARY THAT BECOMES A PARTY HERETO
(THE “SALE SITE SUBSIDIARY”),

AND

Vertical Bridge Holdco, LLC (“BUYER”)

DATED AS OF FEBRUARY 29, 2024

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 29, 2024 (the “Effective Date”), is by and among Shenandoah Mobile, LLC, a Virginia limited liability company (“SM”), Vertical Bridge Holdco, LLC, a Delaware limited liability company (“Buyer”), and, subject to the terms of the Joinder Agreement, the Sale Site Subsidiary that becomes a party to this Agreement in accordance with the terms hereto. Each of SM, Buyer, and the Sale Site Subsidiary may hereafter be referred to, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

A.	SM has an interest in and operates 226 Portfolio Sites.

B.	Buyer desires to, through the purchase of the membership interests of the Sale Site Subsidiary, purchase and acquire the Included Property of the Sale Sites or otherwise operate and manage the Portfolio Sites that are Sale Sites, in each case, on the terms and subject to the conditions set forth in this Agreement and the Collateral Agreements.

C.	Prior to the Initial Closing, SM shall form a Delaware limited liability company (the “Sale Site Subsidiary”) in accordance with Section 2.1.

D.	At the Initial Closing, upon the terms and conditions set forth in this Agreement, among other things:

(1)	SM will convey, assign, transfer, and deliver to the Sale Site Subsidiary all of SM’s right, title and interest in, to, and under the Included Property of each Assignable Site in accordance with the terms of Section 2.2(b) and pursuant to the Transfer Agreement, in each case free and clear of all Liens, other than Permitted Liens;

(2)	SM will execute and deliver a State Specific Deed in recordable form for each Owned Site, if any, that is an Assignable Site to convey or transfer the Owned Site Land of such Owned Site to the Sale Site Subsidiary in accordance with the terms of Section 2.2(b);

(3)	SM will convey, assign, transfer and deliver to Buyer the Sale Site Subsidiary Interests free and clear of all Liens, and Buyer shall purchase, acquire and assume the Sale Site Subsidiary Interests from SM in accordance with the terms of Section 2.2(c);

(4)	Shenandoah Cable Television, LLC (“SCT”) and the Sale Site Subsidiary will enter into a communications equipment ground space lease (the “SM Ground Space Lease”) for the SM Ground Space that is located at the Portfolio Sites identified on the Portfolio Site Information List as “Ground Space Lease Site” (the “SM Ground Space Sites”), substantially in the form attached as Exhibit A hereto, in accordance with Section 2.2(d), pursuant to which the Sale Site Subsidiary will: (a) lease to SCT the SM Ground Space at the SM Ground Space Sites that are Assignable Sites; and (b) reserve and make the SM Ground Space available for the exclusive use and possession of SCT (subject to certain incidental rights) at the SM Ground Space Sites that are Managed Sites until such time as such Managed Site becomes an Assignable Site;

(5)	the Parties (and an Affiliate of Buyer that is reasonably acceptable to SM, who will serve as the manager) will enter into a management agreement (the “Management Agreement”), substantially in the form attached as Exhibit B hereto, with respect to the Managed Sites in accordance with Section 2.2(e), pursuant to which SM will grant to the Sale Site Subsidiary, as of the Initial Closing Date, the right to operate each Managed Site (including the Included Property thereof) until such time as such Managed Site becomes an Assignable Site; and

(6)	SCT and the Sale Site Subsidiary will enter into a site lease (the “Site Lease”) at certain of the Portfolio Sites identified on the Portfolio Site Information List as “Site Lease Site” (the “Site Lease Sites”), substantially in the form attached as Exhibit C hereto, in accordance with Section 2.2(d), pursuant to which the existing Ground Lease (which is an easement) for such Site Lease Site will be replaced with a Site Lease.

AGREEMENT

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

1.1	Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings when used in this Agreement with initial capital letters.

“Accounts Receivable” means all receivables arising out of the operation, use or occupancy of the Included Property of any Sale Site in the ordinary course of business, as of immediately prior to the Initial Closing Date or, for purposes of Section 5.12(b), the date specified therein.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or more of the voting interests of the Person. For the avoidance of doubt, prior to the Initial Closing, the Sale Site Subsidiary is an Affiliate of SM, and after the Initial Closing, the Sale Site Subsidiary is an Affiliate of Buyer.

“Agreement” has the meaning set forth in the Preamble and shall include, except where the context otherwise requires, all of the attached Schedules and Exhibits, the SM Disclosure Schedule, and the Buyer Disclosure Schedule.

“Allocated Site Consideration” means, for each Portfolio Site, the amount set forth under the heading “Allocated Site Consideration” with respect to such Portfolio Site on the Portfolio Site Information List.

“Assignable Site” has the meaning set forth in Section 4.1.

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“Authorization” means, with respect to any Sale Site, each consent, approval or waiver from, or a notice to or filing with, any Governmental Authority or other Person (including, if applicable, a Consent from or Notice to the Ground Lessor under the Ground Lease for such Sale Site or the counterparty to any applicable Collocation Agreement), if any, required in order to consummate the transactions contemplated by this Agreement.

“Bankruptcy” means, as to any Person, a proceeding, whether voluntary or involuntary, under the federal bankruptcy Laws, a foreclosure, an assignment for the benefit of creditors, trusteeship, conservatorship or other proceeding or transaction arising out of the insolvency of a Person or any of its Affiliates or involving the complete or partial exercise of a creditor’s rights or remedies in respect of payment upon a breach or default in respect of any obligation, or any similar proceeding under state Law.

“Bifurcation Sites” means each of the Portfolio Sites identified on the Portfolio Site Information List as a “Bifurcation Site”.

“Books and Records” means, with respect to each Sale Site, copies of the current books, files, and records in the possession of any SM Group Member to the extent exclusively relating to the Included Property of such Sale Site or the operation of such Sale Site in respect of the Collocation Operations or, to the extent not so exclusively related, appropriate extracts thereof, in all cases with respect to periods prior to the Initial Closing, including financial, operating and other data related to the Sale Sites; provided, however, that “Books and Records” shall not include (a) privileged documents or (b) any book, file, or record, the disclosure of which is prohibited by (i) Law or (ii) a non-disclosure arrangement entered into with a third party; and provided, further, that, if expressly requested by Buyer in writing, SM will use commercially reasonable efforts (without incurring any out of pocket costs or expenses that are not reimbursed by Buyer) to obtain any required consents and take such other actions (such as entry into a joint defense agreement or other arrangement to avoid loss of privilege) to permit the disclosure of such document, book, file, or record.

“Business Day” means any day other than a Saturday, a Sunday, a federal holiday, or any other day on which banks in Edinburg, Virginia are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to SM prior to the execution and delivery of this Agreement and which is attached to and part of this Agreement.

“Buyer Indemnified Parties” means Buyer and each of its Affiliates (including, following the Closing, the Sale Site Subsidiary), together with its and their respective equity holders, members, managers, officers, directors, agents and Representatives.

“Buyer Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that is, or could be reasonably expected to become, materially adverse to the assets, financial condition or results of operations of Buyer and its Affiliates, taken as a whole; provided, however, that no adverse change or event to the extent arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or could reasonably be expected to become, a Buyer Material Adverse Effect: (a) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally; (b) the announcement or disclosure of the transactions contemplated by this Agreement; (c) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (d) changes in GAAP or its application; (e) acts of war, military action, armed hostilities or acts of terrorism; (f) changes in Law; (g) any facts, change, effect, condition, development, event or occurrence relating directly or indirectly to COVID-19 or any other virus or pandemic or quarantine; or (h) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments, or occurrences set forth in clauses (a), (c) or (e) hereof materially and disproportionately impacts or affects Buyer and its Affiliates, taken as a whole, as compared to other participants in the industries and businesses in which Buyer and its Affiliates operate.

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“Cap” has the meaning set forth in Section 9.5(a).

“Casualty Event” means any force majeure or other casualty event, including any of the following: (a) acts of God; (b) flood, fire, earthquake, hurricane, tropical storm or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; and (d) a national or regional emergency.

“Casualty Site” means a Portfolio Site with respect to which physical damage by way of a Casualty Event has been suffered with respect to such Portfolio Site prior to the Initial Closing Date as a result of which (a) the Tower on such Portfolio Site is unusable as a communications tower, or (b)(i) the ability of the Tower on such Portfolio Site to continue to be usable as a communications tower and (ii) the value of such Portfolio Site is materially impaired.

“Chosen Courts” has the meaning set forth in Section 11.2(a).

“Claims” means any claims, demands, assessments, actions, suits, damages, obligations, fines, penalties, liabilities, losses, adjustments, costs and expenses (including reasonable fees and expenses of attorneys and other appropriate professional advisors).

“Closing” means the Initial Closing, a Subsequent Closing, or a Documentary Subsequent Closing, as applicable.

“Closing Date” means, with respect to a particular Closing, the date on which such Closing occurs.

“Closing Site Designation List” has the meaning set forth in Section 3.1(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Agreements” means the following documents: (a) the SM Ground Space Lease; (b) the Site Leases; (c) the Management Agreement; (d) the Transfer Agreement; (e) the SLAs and Memorandum of SLAs; (f) the Confidentiality Agreement; (g) the Sale Site Subsidiary Certification of Formation; (h) the Sale Site Subsidiary LLC Agreement; (i) the Sale Site Subsidiary Interests Assignment and Assumption; (j) the State Specific Deed, if any; and (k) any other agreements, certificates, and documents entered into in connection with the transactions contemplated by this Agreement or the Collateral Agreements.

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“Collocation Agreement” means an agreement (other than the SM Ground Space Lease) between or among SM, on the one hand, and a Person (which may be an Affiliate of SM), on the other hand, pursuant to which SM rents or licenses to such Person space at any Sale Site (including, to the extent applicable, space on a Tower), including all amendments, modifications, supplements, assignments, and guaranties related thereto as in effect from time to time prior to the Initial Closing; it being understood that in the case of a Master Collocation Agreement, the Collocation Agreement shall be the applicable Ground Lease (including any rights, interests, and provisions incorporated therein). Utility and power-sharing agreements between SM and a third party are not Collocation Agreements.

“Collocation Operations” means the operations of the SM Group Members of: (a) marketing available capacity at any Sale Site by the SM Group Members on their own behalf; (b) administering the Collocation Agreements; and (c) managing (as to compliance with the terms of any applicable Ground Lease, Collocation Agreement, or Law) the use and occupancy of the Sale Sites by: (i) the SM Group Members and (ii) the Tower Subtenants. Collocation Operations does not include the provision of wireless or wireline voice, video, internet, data, backhaul, or any other communications, broadcast, or telecommunications services, in each case, to the extent that the SM Group Members, in their capacity as “landlord” (or in any similar capacity) under any Collocation Agreement, are not required to provide the same in accordance with the terms of the applicable Collocation Agreement.

“Communications Equipment” means, as to any Sale Site, all equipment now or hereafter installed at any portion of the Sale Site with respect to a Tower Subtenant, for the provision of current or future communication services, including voice, video, cable, broadcast television, internet and other data services (including Backhaul Services), and any other services. Such equipment shall include, among other things, the Excluded Backhaul Assets switches, antennas, including microwave antennas, panels, fiber, backboards, conduits, flexible transmission lines, cables, radios, amplifiers, filters, interconnect transmission equipment and all associated software and hardware, and will include any modifications, replacements and upgrades to such equipment.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 29, 2023, by and between Shenandoah Telecommunications Co., a Virginia corporation, and Vertical Bridge REIT, LLC, a Delaware limited liability company.

“Confirmatory Assignments” has the meaning set forth in Section 2.7(d).

“Consent” means a Consent Agreement executed by the counterparty to which such Consent Agreement was directed without substantive change thereto, unless such change was approved in writing by SM and Buyer.

“Consent Agreement” means an agreement provided to a counterparty to a Ground Lease or a Collocation Agreement substantially in the form of Exhibit D hereto.

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“Consideration” means an amount equal to: (a) the Consideration Base Amount, minus (b) the aggregate amount of the Allocated Site Consideration for all Excluded Sites designated as such prior to or at the Initial Closing in accordance with this Agreement.

“Consideration Base Amount” means an amount equal to Three Hundred Ten Million Two Hundred Sixty Thousand Dollars ($310,260,000.00).

“Corrective Assignment” has the meaning set forth in Section 2.7(e).

“Data Room” means, collectively, those folders of the electronic data rooms hosted by Datasite that were established by SM for the transactions contemplated by this Agreement that contain the documents and data to which Buyer or any of its Representatives had access as of the Initial Closing and all documents and data that were in the folders of such electronic data rooms at any time on or subsequent to the date on which Buyer or any of its Representatives first obtained access to the folders of such electronic data rooms.

“De Minimis Claim” has the meaning set forth in Section 9.5(a).

“Direct Claim” has the meaning set forth in Section 9.3(c).

“Direct Claim Notice” has the meaning set forth in Section 9.3(c).

“Documentary Subsequent Closing” has the meaning set forth in Section 2.5(b).

“Documentary Subsequent Closing Date” means, as to each Documentary Subsequent Closing, the date on which such Documentary Subsequent Closing occurs.

“Environmental Law” means any federal, state or local statute, Law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning protection of the environment or public or workplace health and safety as may now or at any time hereafter be in effect, including the following, as the same may be amended or replaced from time to time, and all regulations promulgated under or in connection therewith: the Superfund Amendments and Reauthorization Act of 1986; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; The Clean Air Act; The Clean Water Act; The Toxic Substances Control Act of 1976; The Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; The Hazardous Materials Transportation Act; and The Occupational Safety and Health Act of 1970.

“Environmental Site” means any Portfolio Site where there exists any pollution condition at such Portfolio Site that requires any environmental remediation under any Environmental Law regulating, relating to, or imposing liability concerning any Hazardous Materials (including any Environmental Law relating to lead paint on a Tower) as may now be in effect or which may become in effect prior to the Initial Closing Date.

“Exception” means, with respect to any Sale Site: (a) any Authorization that must be obtained or satisfied in order for: (i) SM to convey, assign, transfer, or deliver the Included Property or the related Collocation Agreements of such Sale Site to the Sale Site Subsidiary; (ii) SM to sell, convey, assign, transfer or deliver all Sale Site Subsidiary Interests to Buyer; or (iii) the Sale Site Subsidiary to Lease the SM Ground Space to SM and its Affiliates; and (b) the actions that must be taken to cure the Managed Site Conditions for any Portfolio Site designated as a Managed Site prior to the Initial Closing in accordance with this Agreement.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all assets of any SM Group Member (including the Excluded Backhaul Assets) other than the Included Property applicable to the Sale Sites.

“Excluded Backhaul Assets” means any and all right, title, and interest of SM and its Affiliates in the equipment and other property relating to the provision of backhaul services at any of the Portfolio Sites, including backhaul related routers, switches, fiber rings, and battery backup systems, and all other related equipment and property, whether located on SM Ground Space or otherwise.

“Excluded Liabilities” means all Liabilities of the SM Group Members other than Post-Closing Liabilities and Pre-Closing Liabilities.

“Excluded Site” means, at any time of determination, any Portfolio Site designated as or deemed to be an Excluded Site in accordance with this Agreement or that is returned to SM after the Initial Closing in accordance with this Agreement.

“Excluded Site Collocation Payments” means any amounts received by Buyer, the Sale Site Subsidiary, or any of their respective Affiliates or assigns from and after the Initial Closing Date with respect to such Excluded Site (including any payments received by Buyer, the Sale Site Subsidiary, or any of their respective Affiliates or assigns from and after the Initial Closing Date under this Agreement, any Collateral Agreement, any Collocation Agreement, or the SM Ground Space Lease for such Excluded Site).

“Excluded Ground Lease Payments” means any amounts paid by Buyer, the Sale Site Subsidiary, or any of their respective Affiliates or assigns from and after the Initial Closing Date with respect to such Excluded Site.

“FAA” means the United States Federal Aviation Administration or any successor federal Governmental Authority performing a similar function.

“FCC” means the United States Federal Communications Commission or any successor federal Governmental Authority performing a similar function.

“FCC ASR Database” has the meaning set forth in Section 7.4(e).

“Final Closing Date” has the meaning set forth in Section 4.2(a).

“Final Closing Date Deadline” means the date that is ten (10) Business Days prior to the Final Closing Date.

“Financial Independent Consultant” means Deloitte US or such other accounting firm or consulting firm as SM and Buyer may mutually agree upon in writing.

“Financial Independent Consultant Proration Report” has the meaning set forth in Section 2.8(b).

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“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Approvals” means all licenses, permits, franchises, certifications, waivers, variances, registrations, consents, approvals, qualifications, determinations, notices, and other authorizations to, from, or with any Governmental Authority.

“Governmental Authority” means, with respect to any Person or any Sale Site or other property, any federal, territorial, state, tribal or local governmental authority, administrative body, quasi-governmental authority, court, government or self-regulatory organization, commission, board, administrative hearing body, arbitration panel, tribunal or any regulatory, administrative, or other agency, or any political or other subdivision, department, or branch of any of the foregoing, in each case having jurisdiction over such Person or such Sale Site or other property.

“Ground Lease” means, as to any Leased Site, the ground lease, sublease, or any easement, license, marketing or development right, co-marketing or co-development right, or other agreement or document pursuant to which SM holds a leasehold or subleasehold interest, leasehold or subleasehold estate, easement, license, sublicense, marketing or development right, co-marketing or co-development right, or other interest in such Leased Site, together with any extensions of the term thereof (whether by exercise of any right or option contained therein or by execution of a new ground lease or other instrument providing for the use of such Leased Site), and including all amendments, modifications, supplements, assignments, and guarantees related thereto as in effect from time to time prior to the Initial Closing.

“Ground Lessor” means, as to any Leased Site, the “lessor”, “sublessor”, “landlord”, “licensor”, “sublicensor” or similar Person under the related Ground Lease.

“Ground Lessor Estoppel” means an estoppel agreement from the Ground Lessor under a Ground Lease for the benefit of SM its successors and permitted assigns (including, as applicable, the Sale Site Subsidiary), in form and substance reasonably satisfactory to SM and Buyer.

“Ground Lessor Mortgage” means any mortgage, deed of trust, or similar Lien encumbering the interest of a Ground Lessor that is superior to the interest of SM in a Leased Site and that exists prior to the Initial Closing Date.

“Hazardous Material” or “Hazardous Materials” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, or any hazardous, toxic, or dangerous waste, substance, or material, in each case, defined as such (or any similar term) or regulated by, in or for the purposes of Environmental Laws, including Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

"HSR Act“ means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements”, means, as to each Sale Site: (i) one or more equipment pads or raised platforms capable of accommodating exterior cabinets or equipment shelters, huts or buildings, electrical service and access for the placement and servicing of Tower Subtenant Improvements; (ii) buildings, huts, equipment shelters or exterior cabinets; (iii) batteries, generators and associated fuel tanks or any other substances, products, materials or equipment used to provide backup power; (iv) grounding rings; (v) fencing; (vi) signage; (vii) connections for telephone service or utility service up to the meter; (viii) hardware constituting a Tower platform to hold Tower Subtenant Communications Equipment; (ix) access road improvements; (x) common shelters, if any; (xi) all marking/lighting systems and light monitoring devices; and (xii) such other equipment, alterations, replacements, modifications, additions and improvements as may be installed on or made to all or any component of a Sale Site (including the Land and the Tower). Notwithstanding the foregoing, Improvements do not include Communications Equipment or any Towers.

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“Included Property” means, with respect to each Sale Site: (a) the Land related to such Sale Site (including the applicable interest in any Ground Lease); (b) the Tower located on such Sale Site; (c) the related Improvements (excluding: (i) any generators that are not required: (A) for the operation of the Tower in the normal and ordinary course of business; or (B) pursuant to a Collocation Agreement for the benefit of the applicable Tower Subtenant, (ii) SM Improvements, and (iii) any Tower Subtenant’s Improvements), the related Material Agreements, and the Tower Related Assets with respect to such Sale Site; but excluding, in each case of (a), (b) and (c), all Tower Subtenant Communications Equipment.

“Indebtedness” means: (a) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes, or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (b) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance, or similar credit transaction (other than Tower Bonds) securing obligations of a type described in clause (a) above to the extent of the obligation secured; and (c) all liabilities as guarantor of obligations of any other Person of a type described in clauses (a) and (b) above, to the extent of the obligation guaranteed.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Period” means the period during which a claim for indemnification may be asserted pursuant to Article IX by an Indemnified Party.

“Initial Closing” has the meaning set forth in Section 2.5(a).

“Initial Closing Date” means the date on which the Initial Closing occurs.

“Inspected Site” means: (a) with respect to the matters subject to Section 5.3 and Section 5.14(c), any Sale Site with respect to which Buyer has obtained a title search, a title insurance commitment, or a title insurance policy prior to the Initial Closing, but only to the extent of the matters identified in such title search, title insurance commitment, or title insurance policy; (b) with respect to the matters subject to Section 5.5, any Sale Site for which Buyer has completed a structural analysis at any time prior to the Initial Closing Date; and (c) with respect to Section 5.8, any Sale Site for which Buyer performed a Phase I, Phase II, or any similar environmental report or investigation dated prior to the Initial Closing.

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“Joinder Agreement” means a Joinder Agreement, in substantially the form attached as Exhibit E hereto, to be executed by the Sale Site Subsidiary prior to or at the Initial Closing, pursuant to which the Sale Site Subsidiary shall agree to become bound by the terms and conditions of this Agreement.

“Knowledge of Buyer” means the actual knowledge of those individuals set forth in Section 1 of the Buyer Disclosure Schedule.

“Knowledge of SM” means the actual knowledge of those individuals set forth in Section 1 of the SM Disclosure Schedule.

“Land” means, with respect to each Sale Site, the tracts, pieces or parcels of real property underlying such Sale Site, together with all easements, rights of way, and other rights appurtenant thereto.

“Law” means any federal, state, or local law, statute, common law, rule, code, regulation, ordinance or Order of, or issued by, any Governmental Authority.

“Lease” means, with respect to the Included Property of a Sale Site, the act of leasing, subleasing, assigning, transferring, or otherwise granting by the Sale Site Subsidiary to SM the right to use such Included Property pursuant to the SM Ground Space Lease or the Management Agreement, as applicable.

“Leased Sites” means all Sale Sites that are subject to a Ground Lease. Each Leased Site is designated as a “Leased Site” on the Portfolio Site Information List. A Portfolio Site is either a Leased Site or an Owned Site.

“Leased Sites Land” means, with respect to each Leased Site, the Land leased from the Ground Lessor by SM or, after the applicable Closing, by the Sale Site Subsidiary.

“Legal Independent Consultant” means an independent law firm or consulting firm that is nationally recognized in the telecommunications industry, as may be mutually agreed upon in writing by the Parties.

“Liabilities” means, with respect to any Person, any and all debts (including interest thereon and any prepayment penalties applicable thereto), obligations, liabilities, and Claims, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability), and whether or not the same would be required by GAAP to be reflected in such Person’s consolidated financial statements or disclosed in the notes thereto.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, attachment, encumbrance, claim, equitable interest, option, deed of trust, or encroachment of any kind in respect of such asset.

“Managed Site” means, at any time of determination, any Portfolio Site (other than an Excluded Site) that is a Non-Assignable Site because it satisfies any of the Managed Site Conditions and that has been designated as a Managed Site on the Signing Site Designation List or in accordance with Section 4.4(a) of this Agreement prior to the Initial Closing and, at the time of determination, remains subject to any such uncured Managed Site Conditions.

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“Managed Site Conditions” means the conditions set forth on Schedule 4.4.

“Management Agreement” has the meaning set forth in the Recitals.

“Master Collocation Agreement” means a Collocation Agreement that permits a Tower Subtenant to occupy space (including on a Tower) at more than one site, which may include sites that are not the subject of the transaction contemplated by this Agreement.

“Material Agreement” means each Ground Lease and Collocation Agreement, in each case, as currently amended, modified, or supplemented, and all assignments and guarantees related thereto and in effect.

“Material Site Non-Compliance Issue” means, with respect to any Sale Site, that: (a) any Party or any of their respective Affiliates has, prior to the Initial Closing, received written notice from a Governmental Authority that such Sale Site was not constructed in compliance with NEPA or the NHPA; (b) such Sale Site is in material non-compliance with NEPA or NHPA; and (c) the reasonably anticipated cost of remedying such non-compliance exceeds $200,000.

“Material Site Title Issue” means: (a) with respect to any Leased Site, that no SM Group Member holds a valid and existing leasehold interest in such Leased Site or a valid and existing easement, license, marketing or development right, co-marketing or co-development right, permit or similar agreement or right with respect to such Leased Site or such other valid and existing possessory interest in such Leased Site as of the Initial Closing Date; or (b) with respect to any Owned Site, that no SM Group Member holds good and marketable fee simple interest in such Owned Site as of the Initial Closing Date.

“Memorandum of SLA” means, as to any Sale Site, a Memorandum of SLA in substantially the form attached to the SM Ground Space Lease.

“Multiple Tower Ground Lease” means any Ground Lease applicable to multiple Towers, where at least one of those Towers is located on a Sale Site and at least one of those Towers is not located on a Sale Site.

“Names” means, with respect to a Party, collectively, all names, marks, trade names, and trademarks, whether or not registered.

“NEPA” means the National Environmental Policy Act of 1970, as amended.

“Net Amount” means, with respect to an Excluded Site returned to SM in accordance with this Agreement, the Allocated Site Consideration for such Excluded Site (except that, to the extent the number of such Excluded Sites that are returned to SM exceeds five percent (5.0%) of the Portfolio Sites, then, for purposes of this definition of Net Amount, the Allocated Site Consideration for the Excluded Sites in excess of such five percent (5.0%) (using the Excluded Sites with the highest Allocated Site Consideration) will be deemed to be zero dollars), as adjusted for any Excluded Site Collocation Payments and any Excluded Ground Lease Payments; provided, however, that, if the Sale Site Subsidiary agrees to any increases in the rent or other payments to Ground Lessors prior to the date any Net Amount is paid in accordance with Section 4.5, then the Net Amount shall be calculated assuming the terms of the applicable Ground Lease as of the Initial Closing Date were in effect through the date of such payment.

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“Net Income Tax” means the U.S. federal income Tax imposed by the Code and any state, local, or other Tax that is imposed on, based on, or measured by or with reference to taxable income as defined in the current or any former version of the Code.

“NHPA” means the National Historic Preservation Act of 1966, as amended.

“Non-Assignable Site” means any Portfolio Site (other than an Excluded Site) that: (a) is not an Assignable Site; or (b) is deemed not to be an Assignable Site in accordance with Section 4.1, 4.4(b), or 4.6(a). Any Non-Assignable Site is a Managed Site.

“Non-Compliant Site” means a Portfolio Site that is subject to: (a) a Material Site Non-Compliance Issue as of the Initial Closing Date; or (b) a Material Site Title Issue as of the Initial Closing Date.

“Non-Disturbance Agreement” means, as to a Ground Lease for a Sale Site that is subject to a Ground Lessor Mortgage, a non-disturbance agreement from the lender with respect to such Ground Lessor Mortgage, in form and substance reasonably satisfactory to Buyer.

“Non-Surviving Representations and Warranties” means the representations and warranties set forth in:

(a)	Section 5.2(b)(iii) (entitled Authority; Enforceability; No Conflicts) and Section 5.14(b)(iii) (entitled Authority; Enforceability; No Conflicts);

(b)	Section 5.3 (entitled Title to Property) and Section 5.14(c) (entitled Title to Properties) with respect to any Inspected Site;

(c)	Section 5.35 (entitled Other Property) with respect to any Inspected Site;

(d)	Section 5.8 (entitled Environmental Matters) with respect to any Inspected Site; and

(e)	Section 5.12 (entitled Tower Expenses; Accounts Receivable).

Notwithstanding anything to the contrary in this Agreement or any Collateral Agreement, the Non-Surviving Representations and Warranties will terminate at, and will not survive, the Initial Closing.

“Notice” means a notice provided to a counterparty to a Ground Lease or Collocation Agreement, as applicable, substantially in the form of Exhibit F hereto.

“Order” means an administrative, judicial, or regulatory injunction, order, decree, judgment, sanction, award, or writ of any nature of any Governmental Authority.

“Owned Site” means a Portfolio Site, if any, for which SM owns a fee interest in the Land and for which SM will execute and deliver an applicable State Specific Deed to the Sale Site Subsidiary at the applicable Closing. Each Owned Site is designated as an “Owned Site” on the Portfolio Site Information List. A Portfolio Site is either a Leased Site or an Owned Site and, for the avoidance of doubt, there are Portfolio Sites for which SM or an Affiliate owns a fee interest in the Land, but are Leased Sites.

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“Owned Site Land” means, with respect to an Owned Site, the Land of the Owned Site.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pay and Walk Collocation Agreements” means the Collocation Agreements identified on Schedule 3 hereto.

“Permitted Liens” means: (a) any Lien for Property Taxes or similar assessments, governmental charges, or levies that are required under applicable Law to be paid by the SM Group Members for such amounts that are not past due or being contested in good faith; (b) any Lien of a landlord, laborer, shipper, carrier, warehousemen, mechanic, materialmen, repairmen, and other like Liens imposed by Law for services ordered by the SM Group Members for such amounts that are not yet past due or being contested in good faith; (c) any easements, rights of public utility companies, rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived), or similar non-monetary encumbrances that do not or could not reasonably be expected to, individually or in the aggregate, materially adversely affect the use or operation of the applicable Sale Site as a communications tower facility; (d) the Collocation Agreements and/or any Liens arising out of the Tower Subtenant’s interest in the applicable Portfolio Site; (e) the Ground Leases; (f) agreements with Governmental Authorities related to the construction, use, or operation of a Sale Site; (g) Zoning Laws and all other Laws related to the use and operation of communications towers similar to the Towers; (h) the Collateral Agreements; (i) subject to Article IV, any Lien arising from, or in connection with, any uncured Exception; (j) any Lien or right otherwise caused or consented to by Buyer or its Affiliates after the Effective Date or otherwise in connection with its due diligence related to this Agreement; (k) any exclusions from coverage set forth in the jacket of any policy of title insurance issued to the Sale Site Subsidiary (and/or Buyer or any of its Affiliates, as applicable) or any standard printed exceptions; (l) any Lien with respect to a Portfolio Site that relates to the interest of a Person other than the SM Group Members (or their respective predecessors in interest) in such Portfolio Site that do not impair the Sale Site Subsidiary’s and/or Buyer’s intended use or operation of such Sale Site as a communications tower site, including, without limitation, entering into new leases, licenses and collocation agreements in the ordinary course of business; and (m) without limiting the foregoing, such other matters filed in the public real estate records that do not impair, in any material respect, the Sale Site Subsidiary’s and/or Buyer’s intended use or operation of such Sale Site as a communications tower site, including entering into new leases, licenses and collocation agreements in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, partnership, association, trust, or any other entity or organization, including a Governmental Authority.

“Portfolio Site Information List” means the list of Portfolio Sites attached as Schedule 1 hereto.

“Portfolio Sites” means the wireless communications sites identified on the Portfolio Site Information List.

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“Post-Closing Liabilities” or “Post-Closing Liability” means all Liabilities, to the extent that they arise out of, relate to, or are in connection with the ownership, operation, use, maintenance, or occupancy of the Included Property of any Sale Site at and after the Initial Closing, including all such payment and performance obligations under any Ground Lease (including Transaction Revenue Sharing Payments) and any Collocation Agreement, in each case, arising at and after the Initial Closing. Post-Closing Liabilities shall also include, with respect to any Sale Site that becomes an Excluded Site after Initial Closing and is rescinded in accordance with this Agreement, any such Liabilities with respect to periods after the Initial Closing and prior to the applicable date of such rescission to the extent caused by the intentional misconduct or gross negligence of Buyer, the Sale Site Subsidiary, or any of their respective Affiliates. Notwithstanding the foregoing, no Taxes shall be treated as Post-Closing Liabilities.

“Pre-Closing Claims Deductible” has the meaning set forth in Section 9.5(a).

“Pre-Closing Liabilities” means all Liabilities to the extent that they arise out of, relate to, or are in connection with the ownership, operation, use, maintenance, or occupancy of the Included Property of any Sale Site by the SM Group Members (whether or not asserted as of or prior to or on the Initial Closing Date), including all payments due under any Ground Lease or Collocation Agreement prior to the Initial Closing, except in each case to the extent taken into account in determining the proration of expenses pursuant to Section 2.8. Notwithstanding the foregoing, no Taxes shall be treated as Pre-Closing Liabilities.

“Previously Recorded Site Documents” has the meaning set forth in Section 2.7(d).

“Property Taxes” means any and all of the following Taxes, assessed or imposed upon, against or with respect to real or personal property, including the Sale Site or any part thereof, or the use and occupancy of real or personal property, including the Sale Site or any part thereof, whether imposed directly by a Governmental Authority or indirectly through any other Persons, and including any penalties, fines, and interest related thereto: (a) real property and personal property ad valorem Taxes; (b) Taxes imposed by any Governmental Authority for improvements or betterments related to the Sale Site; (c) sanitary Taxes, sewer or water Taxes; and (d) any other Tax imposed solely as a result of the use or ownership of real or personal property that is similar to the Taxes described in clauses (a) through (c), however described or labeled.

“Proration Certificate” has the meaning set forth in Section 2.8(b).

“Proration Dispute Resolution Deadline” has the meaning set forth in Section 2.8(a).

“Representations and Warranties Threshold” has the meaning set forth in Section 9.5(a).

“Representatives” means, with respect to a Person, its directors, officers, employees, attorneys, accountants, consultants, bankers, financing sources, financial advisers, and any other professionals or agents acting on behalf of such Person.

“Sale Sites” means the Portfolio Sites identified in the Portfolio Site Information List (whether or not Managed Sites), including the Included Property relating thereto, but excluding any Portfolio Sites designated as or deemed to be Excluded Sites following the Effective Date in accordance with the terms of this Agreement (in each case from and after the date of such designation).

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“Sale Site Subsidiary” has the meaning set forth in Section 2.1.

“Sale Site Subsidiary Certificate of Formation” has the meaning set forth in Section 2.1.

“Sale Site Subsidiary Interests” has the meaning set forth in Section 2.2(c).

“Sale Site Subsidiary Interests Assignment and Assumption” has the meaning set forth in Section 2.2(c).

“Sale Site Subsidiary LLC Agreement” has the meaning set forth in Section 2.1.

“Signing Site Designations List” means Schedule 2 hereto.

“Site Designation” means, with respect to any Portfolio Site, the designation of such Portfolio Site into one or more of the following categories of Portfolio Sites: (a) an Assignable Site, a Managed Site (a.k.a. a Non-Assignable Site), or an Excluded Site; (b) if a Managed Site, a reference to the specific provision of this Agreement (including the applicable Managed Site Condition(s)) pursuant to which such Portfolio Site has been designated as a Managed Site; and (c) if an Excluded Site, a reference to the specific provision of this Agreement pursuant to which such Portfolio Site has been designated as an Excluded Site.

“SLA” means, as to any Sale Site, a site lease agreement, which is a supplement to the SM Ground Space Lease, in substantially the form attached to the SM Ground Space Lease.

“SM” has the meaning set forth in the Preamble.

“SM Communications Equipment” means any Communications Equipment located at SM Ground Space or otherwise at a Portfolio Site that is owned or leased and used by any SM Group Member.

“SM Disclosure Schedule” means the disclosure schedule delivered by SM to Buyer prior to the execution and delivery of this Agreement and which is attached to and made a part of this Agreement.

“SM Ground Space” or “SCT Ground Space” means, for an SM Ground Space Site, the ground space identified in the SM Ground Space Lease for such SM Ground Space Site.

“SM Ground Space Lease” has the meaning set forth in the Recitals and is also sometimes referred to as the SCT Ground Space Lease.

“SM Ground Space Sites” has the meaning set forth in the Recitals and is also sometimes referred to as the SCT Ground Space Sites.

“SM Group” means, collectively, SM and its Affiliates.

“SM Group Member” means a member of the SM Group.

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“SM Improvements” means, as to any Sale Site, the Improvements of any SM Group Member at such Sale Site that are not required: (i) for the operation of the Tower in the normal and ordinary course of business; or (ii) pursuant to a Collocation Agreement for the benefit of the applicable Tower Subtenant.

“SM Indemnified Parties” means SM and each of its Affiliates, together with its and their respective equity holders, members, managers, officers, directors, agents and Representatives.

“SM Material Adverse Effect” means any state of facts, change, effect, condition, development, event, or occurrence that is, or could be reasonably expected to become, individually or in the aggregate, materially adverse to the assets, financial condition or results of operations of the Included Property of the Sale Sites taken as a whole, after giving effect to the transactions contemplated by the SM Ground Space Lease (as if such transactions were in effect on the Effective Date); provided, however, that no adverse change or event to the extent arising directly or indirectly from or otherwise relating directly or indirectly to any of the following shall be deemed either alone or in combination to constitute, and no such adverse change or event shall be taken into account in determining whether there has been or could reasonably be expected to become, an SM Material Adverse Effect: (a) changes to the wireless communications industry in the United States generally or the communications tower ownership, operation, leasing, management and construction business in the United States generally; (b) the announcement or disclosure of the transactions contemplated by this Agreement; (c) general economic, regulatory or political conditions in the United States or changes or developments in the financial or securities markets; (d) changes in GAAP or its application; (e) acts of war, military action, armed hostilities or acts of terrorism; (f) changes in Law; (g) any facts, change, effect, condition, development, event or occurrence relating directly or indirectly to COVID-19 or any other virus or pandemic or quarantine; or (h) the taking of any action by any Person which is required to be taken pursuant to the terms of this Agreement, unless any of the facts, changes, effects, conditions, developments, or occurrences set forth in clauses (a), (c) or (e) hereof materially and disproportionately impacts or affects Included Property of the Sale Sites, taken as a whole, as compared to other similar portfolios of communications towers.

“Solvent” means, when used with respect to any Person, as of any date of determination: (a) the amount of the “fair value” of the “property” of such Person will, as of such date, exceed the value of all “debts” of such Person, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Special Zoning Site” means a Sale Site that: (a) prior to the Initial Closing, received a zoning variance, exemption, or other similar Order which permits its current use; (b) would lose such variance, exemption, or other Order if the Included Property of such Sale Site were, subject to Section 1.3, to be transferred to the Sale Site Subsidiary in the manner contemplated by this Agreement; and (c) would not lose such variance, exemption, or other similar Order if the Included Property of such Sale Site were retained by SM and managed by Sale Site Subsidiary in accordance with the terms of the Management Agreement.

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“Specified Representations and Warranties” means the representations and warranties set forth in Sections 5.1 (entitled Organization), 5.2(a) (entitled Authority; Enforceability; No Conflicts), 5.2(b) (entitled Authority; Enforceability; No Conflicts), 5.9 (entitled Brokers, Finders, Etc.), 5.13 (entitled Sale Site Subsidiary Prior to the Initial Closing), 5.14(a) (entitled Organization), 5.14(b) (entitled Authority and Enforceability), 5.14(c) (other than 5.14(c)(iii) (entitled No Conflicts), 6.1 (entitled Organization), 6.2(a) (entitled Authority; Enforceability; No Conflicts), 6.2(b) (other than Section 6.2(b)(iii)) (entitled Authority; Enforceability; No Conflicts) 6.5 (entitled Brokers, Finders, Etc.), and 6.8 (entitled Inspected Sites).

“State Specific Deed” means a deed, in substantially the form attached as Exhibit G hereto, for the state in which the applicable Owned Sites, if any, are located.

“Structurally Sound” means, with respect to a Site, that the Tower located thereon was constructed in all material respects with the applicable standards adopted by the Telecommunications Industry Association for Steel Antenna Towers and Antenna Supporting Structures at the time that such Tower was constructed, taking into account reasonable deviation for matters subject to engineering judgment, or if such Tower was subsequently modified, that such modifications were completed in all material respects with the applicable standards adopted by the Telecommunications Industry Association for Steel Antenna Towers and Antenna Supporting Structures at the time that such Tower was modified, taking into account reasonable deviation for matters subject to engineering judgment.

“Subsequent Closing” has the meaning set forth in Section 2.5(b).

“Subsequent Closing Date” has the meaning set forth in Section 2.6(a).

“Subsidiary” means, with respect to any Person, any other Person: (a) of which at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries; or (b) of which such Person is the general partner.

“Taken” means, as to any Portfolio Site, a condemnation, foreclosure, deed in lieu of foreclosure, or similar proceeding, in each case, that is existing or pending as of the Initial Closing Date and involving a Lien or Ground Lessor Mortgage that results in (a) the Tower on such Portfolio Site being unusable as a communications tower, or (b) the ability of the Tower on such Portfolio Site to continue to be usable as a communications tower being materially impaired and the value of such Portfolio Site being materially impaired.

“Taken Site” means a Sale Site with respect to which a pending written notice from the holder of an applicable Ground Lessor Mortgage and/or a Governmental Authority has been received prior to the Initial Closing Date by SM, which if the claims in such notice are determined to be accurate it would cause such Sale Site to be Taken.

“Target Date” means March 29, 2024.

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“Tax” or “Taxes” means any and all impositions, fees (including license, documentation and registration fees), taxes (including income, capital gains, gross receipts, gross margin, ad valorem, excise, value-added, sales, use, transfer, franchise, capital stock, doing business, license, stamp, business and occupation, withholding, employment, or payroll tax), Property Taxes, levy or duty, or other charge, assessment, deduction or withholding of any nature whatsoever, together with any fee, assessment, penalty, fine, addition to tax or additional amount with respect to any of the foregoing, and interest on any of the foregoing, in each case imposed by any Governmental Authority (whether imposed directly by a Governmental Authority or indirectly through any other Person, or determined by reference to the Tax liability of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, or local Law), as a transferee or successor, by contract or otherwise); provided, however, that Tax does not include any amount assessed as a result of any failure to comply with any Environmental Law.

“Tax Return” means any return, report, statement, schedule, estimate, claim for refund, or other document filed or required to be filed with any Taxing Authority (including any amendment thereof or attachment thereto).

“Taxing Authority” means any Governmental Authority responsible for the imposition or administration of any Tax.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Termination Fee” has the meaning set forth in Section 10.3(a).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 9.3(a).

“Title Company” means one or more national title insurance companies (or agents thereof) designated by Buyer.

“Title Policies” has the meaning set forth in Section 7.17.

“Title Policy Affidavit” means an affidavit executed and delivered in accordance with Section 7.17: (i) prior to or at the Initial Closing by SM or the Sale Site Subsidiary or (ii) in connection with the Documentary Subsequent Closing by SM, in each case, in substantially the form set forth in Exhibit H hereto.

“Tower” or “Towers” means the communications towers, poles, brackets, or other similar support structures (including, by way of example, silos and water towers) for Communications Equipment on the Sale Sites from time to time.

“Tower Bonds” means, collectively, any bonds, letters of credit, deposits or other security interests, in each case, relating to the removal of a Tower from a Sale Site.

“Tower Related Assets” means, with respect to each Tower: (a) to the extent such rights are assignable or leasable, as the case may be, all rights to any warranties held by SM Group Member exclusively with respect to such Tower; (b) to the extent such rights are assignable or leasable without Authorization, as the case may be, all rights under any Governmental Approvals (other than Governmental Approvals granted by the FCC or any public utilities commission that are not antenna structure registrations under Part 17 of the FCC rules) held exclusively with respect to the ownership or operation of such Tower (and of the related Sale Site if such Sale Site is an Owned Site), and that are not used by any SM Group Member in any part of their respective businesses and operations other than the Collocation Operations; (c) to the extent such rights are sublicensable or grantable (i) without Authorization; or (ii) without otherwise materially diminishing or limiting the rights of, or resulting in increased costs or expenses to, any SM Group Member (provided, however, that any cost or expense of sublicensing or granting such right that is reimbursed by Buyer shall not be considered in the determination of increased costs or expenses), as the case may be, a sublicense or other right to use any Governmental Approvals (other than Governmental Approvals granted by the FCC or any public utilities commission that are not antenna structure registrations under Part 17 of the FCC rules) not held exclusively with respect to, but held in part for the benefit of, the ownership or operation of such Tower (and of the related Sale Site if such Sale Site is an Owned Site); and (d) all Books and Records. Tower Related Assets does not include any intellectual property or intangible rights or any Excluded Assets.

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“Tower Subtenant” means, as to any Sale Site, any Person (other than an SM Group Member), that: (a) is a “sublessee”, “licensee”, “sublicensee”, “tenant” or “subtenant” under any Collocation Agreement affecting the right to use available space at such Sale Site (prior to the Initial Closing); or (b) subleases, licenses, sublicenses, or otherwise acquires from the Sale Site Subsidiary the right to use available space at such Sale Site (from and after the Initial Closing).

“Tower Subtenant Communications Equipment” means any Communications Equipment owned or leased by a Tower Subtenant (including the SM Communications Equipment).

“Transaction Revenue Sharing Payment” means any amounts payable, from time to time, to any Ground Lessor, whether as revenue sharing under the terms of any Ground Lease (as in effect as of the Effective Date), as percentage rent, as an additional lump sum payment, as a fixed periodic increase in rent or otherwise, in each case resulting from the payment contemplated by Section 2.2(a), the payment of rent contemplated by the SM Ground Space Lease, or otherwise in accordance with the terms of any Ground Lease. For the avoidance of doubt, Transaction Revenue Sharing Payments do not exist prior to the Initial Closing Date and, by definition, would only first arise, if at all, at or after the Initial Closing.

“Transaction Tax” means all (A) Transfer Taxes, and (B) Taxes imposed on, based on or measured by or with reference to gross income or receipts, in each case imposed with respect to any transaction or payment that is contemplated by this Agreement or any Collateral Agreement.

“Transfer Agreement” means the Transfer Agreement, substantially in the form attached as Exhibit I hereto.

“Transfer Taxes” means all sales, use, license, value added, documentary, stamp, gross receipts, registration, real estate transfer, conveyance, excise, recording, and other similar Taxes and fees, including with respect to the transfer of Assignable Sites to the Sale Site Subsidiary and the transfer of the Sale Site Subsidiary Interests to Buyer.

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“Treasury Regulations” shall mean any temporary or final regulations promulgated under the Code.

“Unindemnified Taxes” shall mean all Taxes other than those for which an SM Group Member is responsible under Section 2.10.

“Uninspected Title Site” shall mean any Portfolio Site (other than an Excluded Site) designated as a Managed Site pursuant to Section 1.12 of Schedule 4.4.

“Willful and Intentional Breach” means a breach or failure to perform that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would, or could reasonably be expected to, cause a breach of this Agreement.

“Zoning Laws” means any zoning, land use or similar Laws, including Laws relating to the use or occupancy of any communications towers or property, building codes, development orders, zoning ordinances, historic preservation laws, and land use regulations.

1.2	Construction. Unless the express context otherwise requires:

(a)	the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa;

(c)	any references herein to “$” are to United States Dollars;

(d)	any references herein to a specific Article, Section, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Schedules or Exhibits of this Agreement;

(e)	any references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof;

(f)	any use of the words “or”, “either” or “any” shall not be exclusive;

(g)	wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(h)	references herein to any gender include each other gender.

1.3	Assignments; Transfers of Certain Assets and Liabilities.

(a)	Notwithstanding anything in this Agreement or any Collateral Agreement to the contrary, but without limiting any of the Parties’ duties and obligations arising under this Agreement or any Collateral Agreement, neither this Agreement nor any Collateral Agreement shall constitute an assignment, sublease, transfer or other conveyance of any claim, contract, license, lease, sublease or commitment if an attempted assignment, sublease, transfer or other conveyance thereof, without the Authorization of a third-party thereto, would constitute a breach or violation thereof or in any way adversely affect the rights of the Sale Site Subsidiary thereunder, but only to the extent such Authorization has not been obtained.

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(b)	If any Authorization described in Section 1.3(a) is not obtained, or if any attempt at an assignment, sublease, transfer or other conveyance thereof would be ineffective or would affect the rights of SM thereunder so that the Sale Site Subsidiary would not in fact receive all such rights (including all such rights under Collocation Agreements) or would affect the ability of the Sale Site Subsidiary to obtain the benefits and rights contemplated by this Agreement and the Collateral Agreements, SM will either: (i) enter into the Management Agreement with respect to contracts or agreements applicable to any Sale Site for which an Authorization has not been obtained pursuant to Section 1.3(a); or (ii) use commercially reasonable efforts to implement alternative arrangements reasonably acceptable to Buyer and SM designed to ensure that, after the Initial Closing, the Sale Site Subsidiary obtains all such benefits and rights and is in the same legal position as the Sale Site Subsidiary would have been if such Authorization had been obtained.

ARTICLE II.
FORMATION OF SALE SITE SUBSIDIARY; TRANSFER AND CONSIDERATION

2.1	Formation of the Sale Site Subsidiary. On or prior to the Initial Closing Date, SM shall (i) form the Sale Site Subsidiary by filing a certificate of formation, in the form set forth in Exhibit J hereto (the “Sale Site Subsidiary Certificate of Formation”), with the Secretary of State of Delaware, (ii) enter into a limited liability company agreement in the form attached as Exhibit K hereto (the “Sale Site Subsidiary LLC Agreement”) and (iii) cause the Sale Site Subsidiary to be duly qualified in each jurisdiction in which a Sale Site and Managed Site is located and, in each case, provide Buyer with evidence of the same.

2.2	Initial Closing Transactions. At the Initial Closing:

(a)	Subject to the adjustments and prorations described in Section 2.8, Buyer will pay to SM an amount (by wire transfer of immediately available funds to an account designated by SM by written notice to Buyer delivered not later than one (1) Business Day prior to the Initial Closing Date) equal to the Consideration.

(b)	With respect to the Assignable Sites, SM will convey, assign, transfer, and deliver to the Sale Site Subsidiary, and the Sale Site Subsidiary shall acquire, accept, and assume from SM, all of SM’s right, title and interest in, to, and under the Included Property of such Assignable Sites (including the related Material Agreements), free and clear of all Liens (other than Permitted Liens), and all Post-Closing Liabilities with respect to such Assignable Sites, and SM will retain responsibility for all Excluded Liabilities and Pre-Closing Liabilities, in each case, in accordance with the terms and conditions of the Transfer Agreement and, with respect to each Assignable Site that is an Owned Site, if any, an applicable State Specific Deed; provided, however, that such transactions may, at the option of SM, be consummated up to five (5) Business Days prior to Closing.

(c)	After giving effect to the transactions in Section 2.2(b), at the Initial Closing, SM will sell, convey, assign, transfer and deliver to Buyer all of the issued and outstanding limited liability company membership interests in the Sale Site Subsidiary (collectively, the “Sale Site Subsidiary Interests”) free and clear of all Liens, and Buyer shall purchase, acquire and assume the Sale Site Subsidiary Interests from SM, and SM and Buyer will execute and deliver an assignment and assumption agreement, substantially in the form of Exhibit L hereto (the “Sale Site Subsidiary Interests Assignment and Assumption Agreement”) pursuant to which the Sale Site Subsidiary Interests held by SM shall be transferred to Buyer.

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(d)	SCT and the Sale Site Subsidiary shall enter into the SM Ground Space Lease for the SM Ground Space Sites and a Site Lease for each of the Site Lease Sites.

(e)	With respect to the Managed Sites, the Parties will enter into the Management Agreement, and shall assign and delegate to the Sale Site Subsidiary, and the Sale Site Subsidiary shall accept, assume, and perform, all Post-Closing Liabilities with respect to such Managed Sites, and SM shall retain responsibility for all related Excluded Liabilities and Pre-Closing Liabilities with respect to such Managed Sites.

(f)	The Sale Site Subsidiary shall enter into the Joinder Agreement (and Buyer and SM shall acknowledge and consent to the Joinder Agreement).

(g)	The Parties shall duly execute and deliver the certificates and other contracts, documents, and instruments required to be delivered under Article VIII, including the Collateral Agreements, and in accordance with Section 7.3.

(h)	SM will instruct Datasite to provide Buyer with access to the Data Room that permits Buyer to print and download any documents and data that constitute Books and Records, which access shall not expire or terminate earlier than the date that is thirty (30) days following the Initial Closing Date.

(i)	Buyer will deliver to SM an updated Section 6.8 of the Buyer Disclosure Schedule, which update will include any Portfolio Sites that became Inspected Sites after the Effective Date and on or prior to the Initial Closing Date, and such update must be in form and substance reasonably satisfactory to SM.

2.3	Items Excluded from Transaction.

(a)	Except for the Post-Closing Liabilities and except as expressly agreed with respect to Taxes, none of Buyer, its Affiliates or the Sale Site Subsidiary shall assume any Liabilities of the SM Group Members as of the Initial Closing.

(b)	Notwithstanding anything to the contrary contained in this Agreement, as a result of the consummation of the transactions contemplated by this Agreement, the Buyer and the Sale Site Subsidiary shall not lease, acquire, or have any rights with respect to, or obligations to the extent relating to: (i) the Excluded Assets, the Excluded Liabilities, or the Pre-Closing Liabilities, and (ii) any and all rights or obligations that accrue or shall accrue to any SM Group Member under this Agreement or any Collateral Agreement.

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2.4	As Is, Where Is. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT (a) IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE PROPERTY BEING CONVEYED, ASSIGNED, TRANSFERRED, AND DELIVERED BY SM IS BEING SO CONVEYED, ASSIGNED, TRANSFERRED, AND DELIVERED “AS IS, WHERE IS,” WITH ALL FAULTS, AND THAT THE SM GROUP MEMBERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH SHALL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 9.4), INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY, OR SUITABILITY AS TO ANY OF THE PORTFOLIO SITES OR THE TOWERS AND EQUIPMENT LOCATED THEREON (OR THE COLLOCATION AGREEMENTS), AND ANY REPRESENTATION OR WARRANTY AS TO THE ENVIRONMENTAL COMPLIANCE OR CONDITION OF THE PORTFOLIO SITES OR THE INCLUDED PROPERTY, AND (b) PURSUANT TO CERTAIN COLLATERAL AGREEMENTS, BUYER SHALL CAUSE THE SALE SITE SUBSIDIARY TO ASSUME AND PAY, HONOR, AND DISCHARGE WHEN DUE IN ACCORDANCE WITH THEIR TERMS ANY AND ALL POST-CLOSING LIABILITIES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NO REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT IS INTENDED TO, OR DOES, COVER OR OTHERWISE PERTAIN TO ANY EXCLUDED ASSETS OR EXCLUDED LIABILITIES OR TAXES FOR WHICH AN SM GROUP MEMBER IS RESPONSIBLE UNDER SECTION 2.10.

2.5	Closing Place and Dates.

(a)	Initial Closing. The transactions described in Section 2.2 shall take place at a closing (the “Initial Closing”) on the Target Date or on such earlier date as the Parties shall agree on in writing; provided, however, that if the applicable conditions set forth in Article VIII have not been satisfied on or prior to the Target Date, the Initial Closing shall take place within five (5) Business Days following the date that the applicable conditions set forth in Article VIII (other than conditions which are to be satisfied by delivery at the Initial Closing) have been duly satisfied or waived unless otherwise agreed by the Parties. The Initial Closing shall be conducted via the delivery of executed documents via mail or overnight delivery service or via the transmission of executed signature pages by facsimile or electronic mail; provided, however, that the Parties may mutually agree in writing to have a physical in person Closing at a mutually agreed upon location.

(b)	Subsequent Closings. The conversion of a Managed Site into an Assignable Site subsequent to the Initial Closing Date (each a “Subsequent Closing”) shall occur automatically following the satisfaction or cure of all of the Exceptions with respect to such Managed Site. The Parties shall hold a closing (each a “Documentary Subsequent Closing”) pursuant to Section 2.6 to confirm the occurrence of each such conversion. Each Documentary Subsequent Closing shall be conducted via the delivery of executed documents via mail or overnight delivery service or via the transmission of executed signature pages by facsimile or electronic mail.

2.6	Documentary Subsequent Closings.

(a)	The Parties shall hold a Documentary Subsequent Closing on such dates as either SM or Buyer may reasonably request (but in no event shall a Documentary Subsequent Closing be held on a day that is not a Business Day or more frequently than once every sixty (60) days (unless otherwise agreed to in writing by the Parties)), subject to the requesting Party providing the other Parties with at least five (5) Business Days’ notice prior to the date of such Documentary Subsequent Closing; provided, however, that the effective Closing Date for each Sale Site that is converted from a Managed Site to an Assignable Site shall be the date of the Subsequent Closing for such Sale Site (each, a “Subsequent Closing Date”).

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(b)	At each Documentary Subsequent Closing, each Party shall execute and deliver to the other Parties, as applicable: (i) amended schedules and exhibits to the SM Ground Space Lease; (ii) amended schedules and exhibits to the Management Agreement; (iii) with respect to each Sale Site that is converted into an Assignable Site at such Documentary Subsequent Closing, the documentation necessary to evidence the sale, conveyance, assignment, transfer, and delivery to the Sale Site Subsidiary of SM’s right, title, and interest in, to, and under such Sale Site, the Included Property of such Sale Site and any other assets and property that would transfer at such time if the date of such Documentary Subsequent Closing had been the date of the Initial Closing; (iv) amended schedules or exhibits to all other applicable Collateral Agreements; and (v) such other agreements and documents as contemplated by Section 2.6(c).

(c)	At each Documentary Subsequent Closing, if with respect to any Managed Site, the Exceptions or other matters that have caused such Sale Site to be a Managed Site have been corrected or addressed since the previous Documentary Subsequent Closing or the Initial Closing, as applicable, then SM shall on the terms set forth in this Agreement, convey, assign, transfer, and deliver to the Sale Site Subsidiary all of its respective right, title, and interest in, to, and under the Included Property of such Sale Sites and the related Collocation Agreements by the execution and delivery of the instruments of conveyance and assignment as may be reasonably necessary for SM to convey, assign, transfer, and deliver to the Sale Site Subsidiary all of its respective right, title, and interest in, to and under the Included Property of such Sale Sites and the related Collocation Agreements and amended schedules or exhibits to all applicable Collateral Agreements, in each case, in form and substance reasonably acceptable to the Parties.

2.7	Preparation of Closing Documents.

(a)	Subject to the terms and conditions of this Agreement (including Section 4.3), SM shall prepare (using, subject to the terms and conditions of this Agreement, the information set forth on the Portfolio Site Information List, the Signing Site Designation List, and the Closing Site Designation List, as applicable) all the exhibits to the Collateral Agreements (except for the SLAs and Memorandum of SLAs, which shall be prepared in accordance with Section 2.7(b)), and a closing statement and a flow of funds for the Initial Closing, in a form reasonably acceptable to the Parties, and, to the extent applicable, in form sufficient for recordation.

(b)	The SLA and Memorandum of SLA applicable to each Sale Site shall be prepared in accordance with, and at the times required by, the SM Ground Space Lease.

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(c)	The Parties shall cooperate with each other to cause changes to be made in the Memorandum of SLA for each Sale Site, if such changes are reasonably requested by either Party to evidence any changes in the description of such Sale Site or equipment or improvements thereof as may be agreed by the Parties in accordance with the SM Ground Space Lease, and the Party that requested such changes shall record the same at its sole cost and expense and shall promptly provide in electronic form a recorded copy of the same to the other Party.

(d)	From and after the Effective Date, to the extent that the public land records for a Sale Site either: (i) include a recorded Ground Lease (or memorandum thereof) that does not reflect the applicable SM Group Member as the named tenant of record under such Ground Lease; or (ii) do not reflect the applicable SM Group Member as the named owner of an Owned Site (collectively, the “Previously Recorded Site Documents”) and, in either case, any Ground Lessor Estoppel or other documentation obtained or prepared in connection with the transactions contemplated hereby does not cure this condition, Buyer shall notify SM and SM shall use commercially reasonable efforts to cooperate with Buyer, at the sole cost and expense of SM, to execute and deliver to Buyer such documentation as Buyer may prepare and as is reasonably necessary to correct the public land records with respect to such tenant or record or ownership (the “Confirmatory Assignments”); provided, however, that the execution and delivery of any Confirmatory Assignment shall not be a condition to any Closing. In addition to the foregoing, Buyer shall prepare, at Buyer’s sole cost and expense, (x) recordable assignments or memorandums of any assignments pursuant to the Transfer Agreement and (y) Non-Disturbance Agreements, and in each case, SM shall use commercially reasonable efforts to cooperate with Buyer, at the sole cost and expense of SM, to (A) execute and deliver to Buyer such requested documentation and (B) request such Non-Disturbance Agreements from the applicable Ground Lessors; provided, however, that the execution and delivery of any such documentation shall not be a condition to any Closing.

(e)	With respect to all Previously Recorded Site Documents, Buyer shall prepare, and, at Buyer’s reasonable request, SM shall use commercially reasonable efforts to cooperate with Buyer in Buyer’s preparation of, and to execute, deliver, and record, all intermediate assignments from the original lessee under a Ground Lease to the applicable SM Group Member that have not been recorded in the public land records (collectively, the “Corrective Assignments”), in each case in form and substance reasonably satisfactory to Buyer and in form sufficient for recordation; provided, however, that the execution and recordation of such Corrective Assignments shall not be a condition to any Closing.

(f)	If, prior to or after the applicable Closing, any Party identifies, in its reasonable judgment, any corrections to any SLA, Memorandum of SLA, Confirmatory Assignment, Corrective Assignment, Ground Lessor Estoppel, Non-Disturbance Agreement, or other recorded document, such Party shall promptly notify the other Party and the Parties shall cooperate in good faith to effect an appropriate correction to that document and, if such document is a recorded document, to promptly record such corrected document in accordance with Section 2.9.

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2.8	Prorating of Revenue and Expenses.

(a)	Except as provided in the SM Ground Space Lease and the Management Agreement, as of the Initial Closing Date, for purposes of determining Pre-Closing Liabilities and Post-Closing Liabilities, prorations of receivables, payables, expenses (including property Taxes), and revenue relating to the use, occupancy, and operation of the Included Property of the Sale Sites shall be made on an accrual basis in accordance with GAAP, with SM being obligated to make any payments in respect of payables and expenses (including ground rent and property Tax payments under Ground Leases), and being entitled to retain any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events, and for periods and portions thereof ending on or prior to the Initial Closing Date, and the Sale Site Subsidiary being obligated to make any payments in respect of payables and expenses (including ground rent and property Tax payments under Ground Leases), and being entitled to receive any receivables and revenue (including collocation revenue under Collocation Agreements and prepaid rent), in respect of events, and for periods and portions thereof beginning subsequent to the Initial Closing Date. Without limitation to the foregoing, prior to the Initial Closing, SM shall pay for all rent due under Ground Leases with respect to the calendar month immediately following the month in which the Initial Closing Date occurs, which rent payments with respect to periods subsequent to the Initial Closing Date shall, for the avoidance of doubt, be added to the Consideration payable to SM at the Initial Closing. The Parties shall work in good faith to determine and finalize any amounts due under this Section 2.8 prior to the Initial Closing Date. The net amount of the prorations set forth in this Section 2.8 shall be credited to (or debited from) the Consideration payable by Buyer at the Initial Closing; provided, that to the extent any such prorations are not finalized by the Initial Closing, the Parties shall work in good faith to finalize as promptly as practicable, but in no event later than sixty (60) days after the Initial Closing (the “Proration Dispute Resolution Deadline”), and, subject to Section 2.8(b), the appropriate Party will pay the other Party or Parties such net amount at that time. Notwithstanding the foregoing, the Parties recognize that the terms and conditions of any Ground Lease or Ground Leases may contain reconciliation periods for operating expenses, property Taxes, utilities, or similar charge back items which may not be calculable by the Proration Dispute Resolution Deadline. In such case, the Proration Dispute Resolution Deadline shall be extended with respect to such Ground Lease or Ground Leases unless and until the reconciliation event has occurred, provided that in no event will the Proration Dispute Resolution Deadline be extended beyond one hundred and eighty (180) days after the Initial Closing Date.

(b)	If any dispute regarding the prorations is not resolved in accordance with Section 2.8(a) and the Parties do not reach agreement on the disputed prorations on or prior to the Proration Dispute Resolution Deadline in accordance with Section 2.8(a), then, no later than ten (10) Business Days after the Proration Dispute Resolution Deadline, the Parties will prepare, execute and deliver to the Financial Independent Consultant their own certificate (each, a “Proration Certificate”) that sets forth, with respect to each disputed proration, the prorations proposed by such Party, and submit all such disputed Prorations for resolution by the Financial Independent Consultant. For each disputed proration submitted to the Financial Independent Consultant, the Financial Independent Consultant must select either the proration proposed by SM or the proration proposed by Buyer, each as set forth in the applicable Proration Certificate, which selection will be set forth in a report prepared by the Financial Independent Consultant (the “Financial Independent Consultant Proration Report”) and submitted to the Parties. The Financial Independent Consultant shall make its determination as promptly as may be reasonably practicable, and the Parties will instruct the Financial Independent Consultant to endeavor to complete such Financial Independent Consultant Report within a period of no more than sixty (60) days after the dispute is submitted to the Financial Independent Consultant. The Financial Independent Consultant may conduct such proceedings as the Financial Independent Consultant believes, in its sole discretion, will assist in making its determination; provided, however, that, all communications between any Party or any of their respective representatives, on the one hand, and the Financial Independent Consultant, on the other hand, will, to the extent practicable, be in writing with copies simultaneously delivered to the non-communicating Parties and, if not practicable, may be by teleconference with a representative of each Party being present. The Financial Independent Consultant’s determination will be final, binding, and conclusive on the Parties, effective as of the date the Financial Independent Consultant Report is received by the Parties. The Parties agree that (i) the dispute resolution process conducted pursuant to this Section 2.8(b) is the exclusive mechanism for the resolution of disputes with respect to prorations, and (ii) no action, suit, or proceeding may be brought in any other forum relating to any such matters. Each of Buyer, on the one hand, and SM, on the other hand, will bear one-half of the fees and expenses of the Financial Independent Consultant. Within five (5) Business Days after receipt of the Financial Independent Consultant Proration Report the appropriate Party will pay the other Party or Parties the net amount of the prorations set forth therein by wire transfer of immediately available funds to an account designated in writing by the other Party.

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2.9	Recordation; Signage.

(a)	SM acknowledges and agrees that, from and after the Initial Closing Date, Buyer shall be permitted to record, or cause to be recorded, and, if necessary, re-record, or cause to be re-recorded, any documents (including any Memorandum of SLA, Corrective Assignment, Confirmatory Assignment, Ground Lessor Estoppel, or Non-Disturbance Agreement) that are necessary or desirable (and consistent with the terms and conditions of this Agreement and the Collateral Agreements) to give effect to the transactions contemplated by this Agreement and the Collateral Agreements, in each case without any prior notice to or the prior consent of SM.

(b)	Prior to the recordation or re-recordation of any document, to the extent reasonably practicable, Buyer shall cause a copy thereof to be delivered to SM, and Buyer shall further cause a copy of the recorded or re-recorded document to be delivered to SM promptly after recordation thereof. SM shall execute all documents reasonably requested by Buyer to effect any such recordation or re-recordation and shall cooperate with Buyer in pursuing such recordation or re-recordation.

(c)	Buyer and the Sale Site Subsidiary shall, from and after the Initial Closing Date, have the right to place, at its sole cost and expense, signage on any Sale Site to put third parties on notice of its interest in such Sale Site, subject to compliance with applicable Laws and any Ground Lease applicable to such Sale Site in question.

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2.10	Tax Matters.

(a)	Taxes in General. Except as expressly provided in this Agreement or Section 19 of the SM Ground Space Lease, SM shall be responsible for, shall pay, and shall defend, indemnify, and hold harmless the Buyer for, all Taxes required to be paid by any SM Group Member and allocable to any period, or portion of a period, ending prior to the Initial Closing to the extent attributable to the ownership, operation, use, leasing, management, maintenance, or occupancy of the Sale Sites by any SM Group Member. Except as expressly provided in this Agreement or Section 19 of the SM Ground Space Lease, Buyer and the Sale Site Subsidiary shall be responsible for, shall pay, and shall defend, indemnify, and hold harmless the SM Group Members for, all Taxes allocable to any period ending after the Initial Closing to the extent attributable to the ownership, operation, use, leasing, management, maintenance, or occupancy of the Sale Sites. Each Party shall be responsible for its Net Income Taxes and no Party shall be entitled to indemnification for its Net Income Taxes.

(b)	Bulk Sales. The Parties hereby waive compliance with the provisions of the “bulk sales,” “bulk transfer” and similar Laws. It is understood by the Parties that any Liabilities arising out of the failure of the Parties to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction with respect to the transactions contemplated by this Agreement shall be treated as Excluded Liabilities and Buyer shall not have any liability with respect thereto (and SM shall indemnify Buyer for any such Liability).

(c)	Tax Cooperation. The Parties will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Included Property transferred pursuant to this Agreement (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Claims relating to any Tax. Any expenses incurred in furnishing such information or assistance will be borne by the Party requesting it.

(d)	Income Tax Treatment. It is intended that, for United States federal (and other applicable) income Tax purposes, Buyer will be treated as purchasing the Sale Sites pursuant to this Agreement on the Initial Closing Date, and each Party and their respective Affiliates will file all Tax Returns consistent with such treatment. Following the Initial Closing, Buyer will be treated as the Tax owner of all such Managed Sites. Each of the Parties agrees that it shall: (i) subject to any adjustments as a result of payments made in accordance with Section 4.5, be bound by the allocation of the Consideration (which allocation will include the amount of the Consideration allocable to the different classes identified in IRS Form 8594) set forth in the closing statement delivered in accordance with Section 2.7(a) for purposes of determining Taxes (but not for any other purpose); (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation (including IRS Form 8594); and (iii) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, except as otherwise required by Law or an Order. The Parties will use commercially reasonable efforts to agree upon such allocation prior to the Initial Closing, but in any event, within ninety (90) days after the Initial Closing. Any dispute regarding the allocation will be resolved in accordance with Section 2.8(b), mutatis mutandis, not later than ninety (90) days after the Initial Closing. If such allocation is disputed by any Taxing Authority, then the Party receiving notice of such dispute shall promptly notify the other Parties of such dispute. For the avoidance of doubt, without limiting the generality of the foregoing, the Parties agree to treat the Initial Closing Date as the date when all benefits and burdens of ownership of each Managed Site have transferred and Buyer (through the acquisition of the membership interests of the Sale Site Subsidiary) will be treated as purchasing, and SM will be treated as selling, all of the Managed Sites as of the Initial Closing Date.

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(e)	Transfer Taxes. All Transfer Taxes imposed as a result of the transactions contemplated by Section 2.2 shall be borne by Buyer, and Buyer shall pay, and shall indemnify, defend, and hold harmless the SM Group from, all such Transfer Taxes.

(f)	Treatment of Sale Site Subsidiary and Allocation. The Parties agree that the Sale Site Subsidiary is intended to be treated as a disregarded entity for US federal income tax purposes such that Buyer’s purchase of the membership interest of the Sale Site Subsidiary shall treated as a taxable asset sale pursuant to Rev. Rul. 99-6.

(g)	Withholding. The Parties will be entitled to deduct and withhold from amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under any applicable Law to be deducted and withheld; provided, however, that: (i) except with respect to any deduction or withholding as a result of a failure of a Party to deliver an IRS Form W-9 in accordance with applicable Law, any such Party will provide the other Parties with written notice of its intent to deduct and withhold any amounts otherwise payable to such other Parties at least three (3) Business Days prior to effecting such deduction and withholding, and shall reasonably cooperate with such other Parties to minimize any required deduction and withholding or to eliminate any such deduction or withholding, in each case, to the extent permitted by Law; and (ii) without limiting the foregoing, as of the Effective Date and absent a change in applicable Law, the Parties expect no payment required to be made by Buyer or its Affiliates, on the one hand, to SM or its Affiliates, on the other hand, under this Agreement or the Collateral Agreements to require withholding of any Tax under U.S. federal income Tax Law, subject to Buyer having received an IRS Form W-9 from SM in accordance with this Agreement. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)	Survival. Notwithstanding anything to the contrary contained in this Agreement, the agreements and indemnities contained in this Section 2.10 shall survive indefinitely after the consummation of the transactions contemplated by this Agreement or the termination of this Agreement.

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2.11	Integrated Transactions. The Parties acknowledge and agree that: (a) the transactions contemplated by this Agreement and the Collateral Agreements are dependent upon one another; (b) the Parties would not have entered into this Agreement and the Collateral Agreements unless this Agreement and all of the Collateral Agreements were being entered into as and when contemplated; and (c) this Agreement and the Collateral Agreements are to be treated as a single integrated and indivisible agreement for all purposes, including the Bankruptcy of any Party.

2.12	Erosion Repair Project. With respect to the capital project to fix erosion to the road relating to SM Site ID 69252 that is disclosed on Section 5.5(c) of the SM Disclosure Schedule (the “Erosion Repair Project”), the Parties have agreed that: (i) such matter is not a basis to designate such Portfolio Site as a Managed Site; (ii) to the extent that SM has not completed the Erosion Repair Project prior to the Initial Closing, an amount of $42,000, which represents the reasonable out-of-pocket costs and expenses to complete such Erosion Repair Project, will be deducted from the Consideration otherwise payable to SM at the Initial Closing; and (iii) Buyer and the Sale Site Subsidiary will thereafter be responsible for completing such Erosion Repair Project.

ARTICLE III.
SITE LISTS; PAYMENT OF CONSIDERATION

3.1	Site Lists.

(a)	SM has prepared in good faith and delivered to Buyer, and Buyer has reviewed, the Signing Site Designation List, which categorically identifies, as of the Effective Date, the Site Designations for each Portfolio Site.

(b)	At least five (5) Business Days prior to the Initial Closing Date, Buyer shall reasonably and in good faith prepare and deliver to SM an updated version of the Signing Site Designation List (the “Closing Site Designation List”) which categorically identifies, as of the date thereof, the Site Designations for each Portfolio Site in accordance with this Agreement. For any Site Designations on the Closing Site Designation List that are different than the Site Designations on the Signing Site Designation List, Buyer must deliver to SM, concurrently with delivery of the Closing Site Designation List, reasonable supporting documentation that demonstrates that such Site Designations on the Closing Site Designation List are true and correct (which documentation shall include for each applicable Portfolio Site copies of all applicable Authorizations (including any Consent Agreements or Notices) or evidence of other matters that cured any applicable Exceptions to the extent SM was not already provided such copies or evidence).

(c)	The Parties agree that, except for Buyer’s and SM’s covenants or other obligations expressly set forth in this Section 3.1, the matters described in this Section 3.1 shall not be considered as representations, warranties, covenants, or obligations of any Party.

3.2	Payment of Consideration. Buyer agrees that the payment contemplated by Section 2.2(a) to be made by Buyer is non-refundable and that Buyer shall not have any right of abatement, reduction, setoff, counterclaim, rescission, recoupment, refund, defense, or deduction with respect thereto, including in connection with any event of default by any SM Group Member or any casualty or condemnation, in each case except as otherwise expressly provided by this Agreement or the Collateral Agreements.

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ARTICLE IV.
PROCEDURES FOR PORTFOLIO SITES

4.1	Assignable Sites. Subject to the terms and conditions of this Agreement, if: (a) there are no Exceptions with respect to a Portfolio Site (other than an Excluded Site); or (b) all of the Exceptions with respect to a Portfolio Site (other than an Excluded Site) have been corrected or addressed, then, except as otherwise provided in this Article IV, such Sale Site will thereafter be deemed to be an “Assignable Site”, otherwise, such Sale Site will be a “Non-Assignable Site” and a “Managed Site”.

4.2	Certain Procedures with Respect to Identifying and Curing Exceptions.

(a)	From and after the Effective Date until the last Business Day of the month in which the first anniversary of the Initial Closing Date occurs (the “Final Closing Date”), the Parties shall coordinate and cooperate in good faith to identify and cure any and all Exceptions (except for those Exceptions related to Excluded Sites) and to cause the conversion of any Managed Sites to Assignable Sites; provided, however, that, notwithstanding the foregoing, from and after the Initial Closing, the Parties will not have any duty to identify any Exceptions. In furtherance of the foregoing: (i) SM shall have principal responsibility, at its sole cost and expense (except as otherwise provided in this Agreement), for devising and implementing the strategy for curing any and all Exceptions; (ii) SM shall be permitted to unilaterally prepare and deliver (and re-deliver) Consent Agreements and receive Consents from and after the Effective Date; and (iii) SM shall, in the case of each Authorization that requires only notice to be delivered to a Person, use commercially reasonable efforts to deliver a Notice to each such Person as promptly as reasonably practicable after the Effective Date. If Buyer or its Representatives receive communications from any Person regarding any of the foregoing matters or the transactions contemplated by this Agreement, Buyer and its Representatives: (A) shall direct any such Person to contact SM; and (B) may respond to any unsolicited communications that are non-written, but only if a Representative of SM is present (or otherwise to communicate to such Person that Buyer is unable to otherwise respond to such Person without SM present). Buyer shall exercise its rights under this Section 4.2(a) in a reasonable and good faith manner intended to not interfere with the business activities or relationships of the SM Group Members. In no event will SM agree to amend the terms of any Ground Lease to the extent it relates to a period after the Initial Closing Date in conjunction with obtaining a Consent Agreement without the prior written approval of Buyer, which approval will not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary in this Agreement, SM will not be obligated to pay any consent fee or other amount to any Ground Lessor in order to obtain a Consent or cure an Exception under a Ground Lease unless the terms of the Ground Lease expressly require SM to make such payment.

(b)	Except as otherwise provided in Section 4.2(a), and without increasing Buyer’s rights under Section 4.2(a), with respect to each Sale Site, between the Effective Date and the conveyance, assignment, transfer and delivery of such Sale Site at the Initial Closing or a Subsequent Closing, as applicable, without the prior written consent of SM (which consent will not be unreasonably conditioned, delayed, or withheld), Buyer shall: (i) not initiate contact with any Ground Lessor or any other Person in connection with any notices or requests for consents to assignments, transfers, leases and subleases of Ground Leases, in each case without the prior written consent of SM; (ii) include SM in any written communications with any such Person (including Notices and Consents); (iii) to the extent reasonably practicable, not engage in any telephone conversations with any such Person without a representative of SM having been invited to participate on such call, and if a Representative of SM is not on such call, promptly following the conclusion of such call, notify SM of any such telephone conversations; (iv) obtain approval from SM for the content of any such communications, such approval not to be unreasonably withheld, delayed, or conditioned; and (v) provide SM with copies of all written or other communications from such Persons; provided, however, that this Section 4.2(b) does not apply after the Initial Closing to any Portfolio Sites that are Assignable Sites.

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(c)	Notwithstanding anything to the contrary contained in this Agreement, from and after the Final Closing Date, the Parties may, in their respective discretion, continue any efforts, from time to time, to cure any remaining Exceptions for any Sale Sites, and the Parties shall execute and deliver such documentation as the other Parties may prepare and which is reasonably acceptable to the Parties, as reasonably requested from time to time with respect thereto, including execution of the documents required for additional Documentary Subsequent Closings. Buyer shall promptly reimburse, or cause to be reimbursed, SM for its reasonable out-of-pocket costs and expenses related to providing assistance pursuant to this Section 4.2(c), to the extent requested by Buyer, after the Final Closing Date.

(d)	Following the cure of any Exceptions with respect to a Sale Site, the Party that took the action that resulted in such cure shall promptly provide written notice to the other Parties, identifying the Sale Site together with the related Exceptions that were cured and containing a brief statement regarding how such Exceptions were cured, which notice shall include for each applicable Sale Site, copies of all applicable Authorizations (including any Consent Agreements or Notices) or other documentation that establish by clear and convincing evidence that any applicable Exceptions have been cured.

(e)	Between the Effective Date and the Initial Closing, Buyer shall not, and shall cause its Affiliates and its and their respective officers, directors, employees and Representatives not to, take any actions designed to cause third parties to provide notices that any Portfolio Site is or may be a Managed Site or an Excluded Site.

4.3	Certain Excluded Sites.

(a)	In addition to SM’s other rights to designate a Portfolio Site as an Excluded Site in accordance with this Agreement, SM may elect, in its sole discretion, by written notice to Buyer given at any time prior to the date that is one (1) Business Day prior to the Initial Closing Date, to designate as an Excluded Site and exclude from the transactions contemplated by this Agreement any Managed Site.

(b)	Upon the designation of a Portfolio Site as an Excluded Site in accordance with this Agreement, all references to such Portfolio Site in the representations and warranties contained in this Agreement shall be deemed to have been deleted effective as of the Effective Date as if such representations and warranties were never made.

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4.4	Managed Sites; Exceptions.

(a)	If a Portfolio Site is identified as a Managed Site on the Signing Site Designation List or, at least five (5) Business Days prior to the Initial Closing, SM or Buyer reasonably and in good faith determine that a Portfolio Site constitutes a Managed Site, then SM or Buyer, as the case may be, shall promptly notify the other Party in writing that it considers such Portfolio Site to be a Managed Site and provide the other Party with reasonable specificity as to the reasons therefor (including Section references to the applicable Managed Site Condition(s)) and the actions necessary to cure (if curable) the applicable Managed Site Condition(s) applicable to such Portfolio Site, and in such case, subject to Section 4.3(a), such Managed Site shall be identified as a Managed Site on the Closing Site Designation List. Until the Final Closing Date Deadline, SM shall use commercially reasonable efforts at its sole cost and expense, to cure the Managed Site Condition(s) causing any Portfolio Site (other than an Excluded Site) to be a Managed Site, unless, prior to the Final Closing Date Deadline, in its sole discretion, SM elects to designate any such Managed Site as an Excluded Site by notifying Buyer in writing of such designation, in which case Section 4.4(c) will apply to such Excluded Site.

(b)	Except as otherwise provided in this Agreement, if a Managed Site is not designated as an Excluded Site in accordance with Section 4.3 or this Agreement, then such Portfolio Site shall be deemed a Managed Site until such time as the Managed Site Conditions causing such Portfolio Site to be a Managed Site have been cured and SM has provided reasonable supporting documentation evidencing the cure of such Managed Site Conditions or such Portfolio Site becomes an Excluded Site in accordance with this Agreement.

(c)	If SM is unable to cure the Managed Site Conditions resulting in such Portfolio Site (other than a Portfolio Site designated as an Excluded Site by SM in accordance with Section 4.4(a)) being a Managed Site by the Final Closing Date Deadline, Buyer may elect, in its sole discretion, to: (i) designate such Managed Site as an Excluded Site; or (ii) allow such Managed Site to continue as a Managed Site, by delivering written notice thereof to SM within five (5) Business Days after the Final Closing Date Deadline. If Buyer does not deliver such notice within such five (5) Business Day period, then such Portfolio Site will continue as a Managed Site. If Buyer elects to designate such Managed Site as an Excluded Site, on the Final Closing Date, such Managed Site will become an Excluded Site, and with respect to all such Excluded Sites and any Portfolio Sites otherwise designated as Excluded Sites in accordance with Section 4.4(a), the Parties shall take all actions, make all payments, and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Managed Site was an Excluded Site at the Initial Closing, including rescinding the transaction that occurred with respect to such Managed Site at any Closing under this Agreement and the Collateral Agreements and, in accordance with Section 4.5, SM or Buyer, as applicable, paying the Net Amount for such Managed Site to Buyer or SM, as applicable. To the extent a Portfolio Site becomes an Excluded Site after the Initial Closing in accordance with this Section 4.4(c), the Parties agree to treat the transactions described in this Section 4.4(c) and the return of the Excluded Site to SM as a separate Tax event at the time such transactions are consummated.

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(d)	Any dispute regarding whether a Portfolio Site is a Managed Site will be resolved in accordance with Section 4.6. Without limiting SM’s duties under this Section 4.4, Buyer shall coordinate with SM prior to Buyer incurring any out-of-pocket costs and expenses in connection with any efforts to cause the circumstances causing any Portfolio Site to be a Managed Site to be cured. In the event that SM approves the incurrence of such costs and expenses in writing, SM shall be responsible for reimbursing, and shall promptly (but in any event no later than sixty (60) days following request with reasonable detail therefor) reimburse, Buyer for all approved commercially reasonable out-of-pocket costs and expenses incurred by it in connection with any efforts to cause the Managed Site Condition(s) causing any Portfolio Site to be a Managed Site to be cured.

4.5	Payment of the Aggregate Net Amount. If applicable, SM or Buyer, as applicable, shall make payment to Buyer or SM, as applicable, on the Final Closing Date (or, with respect to any Portfolio Site subject to a pending Site Designation Dispute as of the Final Closing Date Deadline, as soon as practicable thereafter and without duplication), of an amount equal to, without duplication, the aggregate Net Amount for each Portfolio Site that became an Excluded Site and was returned to SM after the Initial Closing and on or prior to the Final Closing Date in accordance with Sections 4.4(a), 4.4(c), or 4.6, or otherwise in accordance with this Agreement. The amount of the Allocated Site Consideration included in such aggregate payment shall be treated as an adjustment to the Consideration. In addition, if Buyer has paid or received any amounts that constitute a Net Amount after the Initial Closing Date and prior to the Final Closing Date Deadline, then no later than five (5) Business Days following the Final Closing Date Deadline, Buyer will provide SM with reasonable supporting documentation thereof, and the Parties will work reasonably and in good faith to mutually agree upon the aggregate Net Amount to be paid in accordance with this Section 4.5. In furtherance of the foregoing, the Parties shall execute and deliver, as applicable: (a) amended schedules and exhibits to the SM Ground Space Lease; (b) amended schedules and exhibits to the Management Agreement; and (c) amended schedules or exhibits to all other applicable Collateral Agreements. The sole and exclusive rights and remedies of the Parties with respect to adjustments to Consideration, payment of the aggregate Net Amount, and matters relating to Site Designation are set forth in this Article IV, and except as expressly provided otherwise in this Section 4.5 with respect to the calculation and the payment of the aggregate Net Amount, the Parties shall have no other rights or remedies with respect to such matters after the Final Closing Date. Notwithstanding anything to the contrary in this Agreement or the SM Ground Space Lease or any SLA: (i) SM shall not have a right, nor shall anything in this Agreement be construed to grant such a right, to setoff or deduct from any amounts due and payable to Buyer pursuant to the SM Ground Space Lease or any SLA on account of any amounts due and owing to SM by Buyer pursuant to this Agreement; and (ii) Buyer shall have no right, nor shall anything in this Agreement be construed to grant such a right, to setoff or deduct from any amounts due and payable to any SM Group Member pursuant to this Agreement on account of any amounts due and owing to Buyer or any Affiliate of Buyer by any SM Group Member pursuant to the SM Ground Space Lease or any SLA.

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4.6	Dispute Resolution.

(a)	The Parties intend to provide for an expedited dispute resolution process that shall resolve any and all disputes solely with respect to the Site Designation of any Portfolio Site (each a “Site Designation Dispute”). As such, any Site Designation Dispute shall be subject to the dispute resolution process provided in this Section 4.6. Should a Party wish to initiate a dispute resolution process with respect to any Site Designation Dispute, it shall first deliver to the other Parties a written notice (a “Notice of Dispute”) that specifies in reasonable detail the Site Designation Dispute that such Party wishes to have resolved; provided, however, that: (i) to the extent practicable, any such notice must be delivered at least thirty (30) days prior to the Final Closing Date; and (ii) Buyer may not dispute any Site Designation set forth on the Closing Site Designation List. Any Portfolio Site subject to a bona fide Site Designation Dispute will be deemed a Managed Site until such Site Designation Dispute is resolved in accordance with this Section 4.6.

(b)	If the Parties are not able to resolve a Site Designation Dispute within ten (10) days of a Party’s receipt of the applicable Notice of Dispute, then such Site Designation Dispute shall be promptly submitted to the Legal Independent Consultant for resolution and the Legal Independent Consultant shall determine the Site Designation of the Portfolio Site subject to such Site Designation Dispute. The Parties shall cooperate with the Legal Independent Consultant and shall proceed reasonably and in good faith to endeavor to cause the Legal Independent Consultant to resolve any Site Designation Dispute no later than ten (10) days after the Site Designation Dispute is submitted to the Legal Independent Consultant. Buyer, on the one hand, and SM, on the other hand, each shall pay one-half of the fees and expenses of the Legal Independent Consultant. The Legal Independent Consultant’s resolution of the disagreement shall be reflected in a written report, which report shall be delivered promptly to Buyer and SM and shall set forth the Legal Independent Consultant’s determination of the Site Designation for the Portfolio Site subject to the Site Designation Dispute. Judgment may be entered upon the Legal Independent Consultant’s report in any court having jurisdiction over the Party against which such report is to be enforced.

(c)	The Legal Independent Consultant conducting any dispute resolution shall be bound by, and shall not have the power to modify, the provisions of this Agreement, any Collateral Agreement, or any other related agreements, instruments, and other documents. Unless otherwise provided in this Agreement, each Party shall pay its own costs, fees, and expenses (including for counsel, experts and presentation of proof) in connection with any dispute resolution under this Section 4.6.

(d)	Each Party agrees that the dispute resolution process conducted pursuant to this Section 4.6 is the exclusive mechanism for the resolution of disputes with respect to Site Designation Disputes and agrees that no action, suit, or proceeding may be brought in any other forum relating to any such matters. All determinations of Site Designation in accordance with this Section 4.6 are final and conclusively binding on the Parties.

(e)	With respect to all Site Designation Disputes resolved after the Initial Closing Date, on the date that is twenty (20) Business Days after the final date of such resolution, the Parties shall take all actions, make all payments, and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if the Site Designation(s) for such Portfolio Site(s) was properly determined at the Initial Closing, including, if applicable: (i) rescinding the transaction(s) that occurred with respect to such Portfolio Site(s) at any Closing under this Agreement and the Collateral Agreements and, in accordance with Section 4.5, Buyer or SM, as applicable, paying the Net Amount for such Portfolio Site(s) to SM or Buyer, as applicable; and (ii) executing and delivering, as applicable, (A) amended schedules and exhibits to the SM Ground Space Lease, (B) amended schedules and exhibits to the Management Agreement, and (C) amended schedules or exhibits to all other applicable Collateral Agreements, in each case, in order to reflect the revised Site Designation(s).

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ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SM

Except for any uncured Exceptions that are identified on the Signing Site Designation List or the Closing Site Designation List, as applicable, and except as disclosed in the corresponding sections or subsections of the SM Disclosure Schedule (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the SM Disclosure Schedule shall be deemed disclosure of such item with respect to any other section of the SM Disclosure Schedule to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), SM represents and warrants to Buyer as follows:

5.1	Organization. SM is a corporation duly organized, validly existing, and in good standing under the laws of the state of its organization with the requisite corporate power and authority to carry on its business (including the ownership, lease, and operation of the Included Property of the Sale Sites) as it is now being conducted and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property owned, leased, or operated by it requires such qualification, except for such qualifications the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of SM to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

5.2	Authority; Enforceability; No Conflicts.

(a)	SM has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, and SM has the requisite corporate power and authority to execute and deliver each Collateral Agreement to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by SM of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by SM of the Collateral Agreements to which it is a party and the consummation of the transactions contemplated thereby shall have been on or prior to the Initial Closing Date, duly authorized by all requisite corporate action of SM. SM has duly executed and delivered this Agreement. SM: (i) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any); and (ii) on each Documentary Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party, as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than SM, this Agreement is the legal, valid, and binding obligation of SM, and on the Initial Closing Date each of the Collateral Agreements to which SM is a party (as amended at such time and as theretofore amended) shall be the legal, valid, and binding obligation of SM, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

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(b)	The execution, delivery, and performance by SM of this Agreement and by SM of each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, do not (or would not if it were a party hereto) and shall not, with or without notice or lapse of time or both, result in: (i) a breach or violation of, or a conflict with, any provision of the articles of incorporation or bylaws of SM; (ii) subject to such filings or compliance as may be required under the HSR Act, a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Ground Lessor under a Ground Lease) to which SM or the Included Property is subject; or (iii) subject to Section 1.3, a breach or violation of, or a conflict with, constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien, other than Permitted Liens, upon any of the properties or assets constituting Included Property of SM under, any Material Agreements (including any Material Agreement with a Governmental Authority in its role as a Ground Lessor under a Ground Lease), except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that could not, individually or in the aggregate, reasonably be expected to have an SM Material Adverse Effect.

5.3	Title to Property.

(a)	Subject to the cure of any Exceptions in accordance with Article IV: (i) SM holds: (A) a valid and existing leasehold, subleasehold, easement, license or sublicense, marketing or development right, co-marketing or co-development right, permit, possessory, or other similar valid interest in the Leased Sites Land related to each Sale Site; and (B) good and marketable fee simple title to the Owned Site Land, in each case free and clear of all Liens, except for Permitted Liens; and (ii) SM owns or has rights in all right, title and interest in, to, and under all of the Included Property of each Sale Site (other than the Land related to such Sale Site), free and clear of any Liens, except for Permitted Liens.

(b)	At the Initial Closing, with respect to each Assignable Site, such good and marketable fee simple title to the Owned Site Land and such good and marketable title to, or such valid and existing leasehold, subleasehold, easement, license or sublicense, marketing or development right, co-marketing or co-development right, permit, possessory or other similar valid interest in, to, and under, and all other rights and interests of SM in, or has rights in, to, and under, all of the Included Property of each Assignable Site (other than the Owned Site Land related to Owned Sites) shall pass to the Sale Site Subsidiary, in each case free and clear of all Liabilities except for Post-Closing Liabilities relating to such Assignable Site and except for Unindemnified Taxes, and free and clear of all Liens, except for Permitted Liens.

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5.4	Real Property.

(a)	(i) No SM Group Member is a party to any agreement with any Person (other than this Agreement) to transfer or encumber all or any portion of any Sale Site (excluding, for these purposes, the rights of the Tower Subtenants under the Collocation Agreements, immaterial dedications to Governmental Authorities, Permitted Liens, and any Ground Lessor’s reversionary interest in a Tower upon the termination of the respective Ground Lease or right to use a portion of such Tower during the term of the Ground Lease without additional payment); and (ii) as of the Initial Closing Date, none of the lenders of the SM Group Members have a security interest in an Assignable Site or the Included Property thereof.

(b)	As of the Effective Date: (i) no SM Group Member has received written notice that any condemnation or rezoning proceedings have been instituted; and (ii) to the Knowledge of SM, no such proceedings are pending or threatened with respect to any Sale Site.

5.5	Other Property.

(a)	Each Sale Site includes a Tower that is operational and in satisfactory order and repair (consistent with SM’s standards for wireless communications tower sites and other than ordinary wear and tear) and each Sale Site includes Tower Related Assets that are in satisfactory working order (consistent with SM’s standards for wireless communications tower sites and other than ordinary wear and tear); provided, however, that SM makes no representations or warranties with respect to any Excluded Assets.

(b)	Each Sale Site has the right to install, maintain, and use utilities for provision of electric power and access to a form of telecommunications service, except where the failure to have such rights could not, individually or in the aggregate, reasonably be expected to have an SM Material Adverse Effect.

(c)	Each Sale Site has vehicular ingress and egress to public streets or private roads that is suitable for the purposes used by SM in the ordinary course of business, except where the failure to have such ingress or egress could not, individually or in the aggregate, reasonably be expected to have an SM Material Adverse Effect.

(d)	The Included Property of the Sale Sites, taken as a whole, have been operated and maintained, in all material respects, in the ordinary course of business and consistent with past practice and in accordance with industry standards.

5.6	Material Agreements. Except as set forth in Section 5.6 of the SM Disclosure Schedule:

(a)	True, correct and complete (in all material respects) copies of all Material Agreements as in effect on the Effective Date in the possession of the SM Group have been made available to Buyer in the Data Room.

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(b)	Each Material Agreement: (i) is in full force and effect (except with respect to Material Agreements that expire in accordance with their terms after the Effective Date, are on a month-to-month basis in accordance with applicable Law, or are terminated in accordance with their terms and, if terminated by SM, in accordance with the terms of this Agreement after the Effective Date); (ii) has been duly authorized, executed, and delivered by SM (or a predecessor in interest); and (iii) is a legal, valid, and binding obligation, enforceable against SM, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c)	SM is, in all material respects, in compliance with all Material Agreements and, to the Knowledge of SM, no other party to a Material Agreement is, as of the Effective Date, in breach of or default in any material respect under, any Material Agreement.

(d)	No Material Agreement contains any restriction or limitation on the ability of SM to compete with any Person or to engage in any line of business with any Person that shall be binding on Buyer or its Affiliates from and after the Initial Closing.

(e)	Except as provided in the Collateral Agreements and the Material Agreements, at the Initial Closing, there shall be no material marketing, management, or other contracts pursuant to which any Person other than SM Group Members have the right to market or lease tower space to any Person at a Sale Site.

(f)	Except for the Material Agreements, there is no other contract or agreement, other than any Collateral Agreement, that is material to the current ownership, operation or leasing of the Sale Sites, other than those: (i) that will not be in effect with respect to the Sale Sites following the Initial Closing; or (ii) for which Buyer and the Sale Site Subsidiary will not have any Liability.

(g)	SM does not hold or have the right to obtain, as a security deposit or similar collateral or security under a Collocation Agreement, any cash, cash equivalents, letters of credit, or marketable securities (except where SM is the Ground Lessor under the Collocation Agreement).

(h)	No Master Collocation Agreement provides reciprocal rights for SM to collocate on a wireless communication tower owned or leased by a Tower Subtenant or any of its Affiliates.

(i)	No Ground Lease contains any duty or obligation of SM to provide any property or services (such as handsets) in lieu of or as partial payment of rent under such Ground Lease except for those Ground Leases set forth in Section 5.6(i) of the SM Disclosure Schedule.

(j)	As of the Effective Date, except with respect to the Pay and Walk Collocation Agreements, SM has not received any written notice of termination or non-renewal that is current and pending of any Collocation Agreement in accordance with the terms thereof. SM has provided or will provide to Buyer copies of all written notices of terminations or non-renewals of any Collocation Agreement received by SM after the Effective Date and prior to the Initial Closing.

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5.7	Litigation; Orders. There is no action, suit, or proceeding pending or, to the Knowledge of SM, threatened in writing against SM, with respect to any Sale Site by or before any Governmental Authority or by any Person. There are no Orders pending or, to the Knowledge of SM, threatened in writing against SM with respect to the Included Property of any of the Sale Sites or otherwise binding on any Included Property of any of the Sale Sites.

5.8	Environmental Matters. Except as set forth in Section 5.8 of the SM Disclosure Schedule: (a) SM has not received any written notification from a Governmental Authority that any Sale Site is not in compliance with applicable Environmental Laws; and (b) to the Knowledge of SM, (i) to the Knowledge of SM, there have been no releases or disposals of Hazardous Materials on any Sale Sites while such Sale Sites were owned or leased by SM or its Affiliates, (ii) the Sale Sites are in material compliance with all applicable Environmental Laws, and (iii) there are no other facts, circumstances or conditions, at or affecting any Sale Site, that could reasonably be expected to result in any liability for, or require any abatement or correction by, the Parties under applicable Environmental Law, in the case of each of (a) and (b). To the Knowledge of SM, SM has provided to Buyer copies of all Phase I and Phase II environmental site assessment reports related to the Sale Sites that were commissioned by SM or are in SM’s possession as of the Effective Date; provided, however, that SM makes no representation or warranty as to the scope, accuracy or comprehensiveness (or lack thereof) of such reports. Section 5.8 of the SM Disclosure Schedule identifies every Sale Site on which a generator (temporary or permanent) or fuel, chemical or other storage tank is not currently installed or in use.

5.9	Brokers, Finders, Etc. SM has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees for which Buyer or any of its Affiliates would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements.

5.10	Compliance with Laws and Governmental Approvals.

(a)	SM is operating each Sale Site and the related Tower and Improvements on such Sale Site in material compliance with all applicable Laws and Governmental Approvals.

(b)	All permits required from any Governmental Authority for the installation, ownership, and operation of any generator owned or operated by SM on any Portfolio Site have been obtained and are valid and in full force and effect.

5.11	Taxes.

(a)	SM has duly and timely filed, or shall so file when due, with the appropriate Governmental Authorities (or there have been or shall be duly and timely filed on its behalf) all U.S. federal and other material Tax Returns required to be filed by SM with respect to Taxes owing in respect of the Included Property, and all such Tax Returns are true, correct, and complete in all material respects with respect to such Taxes. Except to the extent of any timely filed appeal or protest, all material Taxes with respect to the Included Property that are due and payable prior to the Initial Closing Date have been paid by SM.

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(b)	SM is not a party to any action, suit, or proceeding by any Taxing Authority relating to the Sale Sites. To the Knowledge of SM, there are no pending or threatened actions, suits, or proceedings against SM by any Taxing Authority relating to the Sale Sites.

5.12	Tower Expenses; Accounts Receivable.

(a)	The out-of-pocket expense information relating to the Portfolio Sites set forth on Section 5.12(a) of the SM Disclosure Schedule: (i) is true and correct in all material respects for the period(s) set forth therein; (ii) includes the amount of such expense payments made by SM under each Ground Lease for each Portfolio Site for such period; and (iii) was prepared based on the Books and Records.

(b)	Section 5.12(b) of the SM Disclosure Schedule sets forth a true, correct, and complete list as of the applicable dates indicated therein of the total outstanding Accounts Receivable, and the other information contained in Section 5.12(b) of the SM Disclosure Schedule is true and correct as of the applicable dates set forth therein. The Accounts Receivable identified in Section 5.12(b) of the SM Disclosure Schedule are, to the Knowledge of SM, subject to no defenses, counterclaims, or rights of set-off (except as may be expressly provided in any of the Material Agreements or as may arise in the ordinary course of business).

5.13	Sale Site Subsidiary Prior to the Initial Closing.

(a)	No Assets, Indebtedness, or Activities. When the Sale Site Subsidiary is formed and immediately prior to the Initial Closing, the Sale Site Subsidiary shall not (i) have any Subsidiaries, (ii) own any shares of, or control, directly or indirectly, or have any equity interest in (or any right (whether contingent or otherwise) to acquire the same) any Person, (iii) own or hold any Indebtedness or securities issued by or other investments in any Person or (iv) have engaged in any activities other than in connection with or incidental to its formation, the execution and delivery of the Joinder Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby.
(b)	No Employees or Liabilities. When the Sale Site Subsidiary is formed and immediately prior to the transactions contemplated by Section 2.2, the Sale Site Subsidiary shall have no employees and no Liabilities other than those incident to its formation.

5.14	Sale Site Subsidiary at the Initial Closing. At the Initial Closing (immediately after the transactions contemplated by the Transfer Agreement have been consummated):

(a)	Organization. The Sale Site Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with the requisite limited liability company power and authority to carry on its business (including, if applicable, the ownership, lease and operation of the Included Property of the Sale Sites) as shall be conducted at the Initial Closing, and is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the Included Property that shall be owned, leased or operated by it requires such qualification (or applications for such qualification shall have been filed), except for such qualifications (or filing of applications to qualify) the failure of which to obtain or file could not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Sale Site Subsidiary to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is a party.

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(b)	Authority; Enforceability. The Sale Site Subsidiary has the limited liability company power and authority to execute and deliver the Joinder Agreement and each Collateral Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Sale Site Subsidiary of the Joinder Agreement and each Collateral Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by all requisite limited liability company action of the Sale Site Subsidiary. The Sale Site Subsidiary has duly executed and delivered the Joinder Agreement and each of the Collateral Agreements to which it is a party (if any). Assuming the due execution and delivery of each such agreement by each party thereto other than the Sale Site Subsidiary, on the Initial Closing Date, the Joinder Agreement and each of the Collateral Agreements to which the Sale Site Subsidiary is a party (as amended at such time and as theretofore amended) shall be the legal, valid and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(c)	No Conflicts. The execution, delivery and performance by the Sale Site Subsidiary of the Joinder Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, shall not, with or without notice or lapse of time or both, result in (i) a breach or violation of, or a conflict with, any provision of the Sale Site Subsidiary Certificate of Formation, the Sale Site Subsidiary LLC Agreement or other organizational documents of the Sale Site Subsidiary, (ii) subject to such filings or compliance as may be required under the HSR Act, a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval (excluding any Governmental Approval from a Governmental Authority in its role as a Lessor under a Ground Lease) to which the Sale Site Subsidiary or the Included Property is subject or (iii) subject to Section 1.3, a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of the Sale Site Subsidiary under any Material Agreement of the Sale Site Subsidiary (including any Material Agreement with a Governmental Authority in its role as a Lessor under a Ground Lease), except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that could not, individually or in the aggregate, reasonably be expected to have an SM Material Adverse Effect.

(d)	Title to Properties. The Sale Site Subsidiary holds good and marketable fee simple title to the Owned Sites Land related to each Assignable Site that is an Owned Site, and a valid and existing leasehold, subleasehold, easement, license or sublicense, marketing or development right, co-marketing or co-development right, permit, possessory or other similar valid interest in the Leased Sites Land related to each Assignable Site that is a Leased Site, in each case free and clear of all Liens, except for Permitted Liens. The Sale Site Subsidiary owns or has rights in all right, title and interest in, to and under all of the Included Property of each Assignable Site (other than the Land related to such Sale Site), in each case free and clear of all Liens, except for Permitted Liens.

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(e)	Managed Sites. Upon the execution and delivery of the Management Agreement, the Sale Site Subsidiary shall have the exclusive right to operate and obtain the benefit of the right, title and interest of the SM Group Members in and to the Included Property (other than, to the extent not assignable, leasable, sublicensable or grantable without Authorization, Tower Related Assets) of each Managed Site.

5.15	No Implied Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SM IN THIS ARTICLE V OR ANY CERTIFICATE OR COLLATERAL AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, NO SM GROUP MEMBER MAKES ANY OTHER REPRESENTATION OR WARRANTY (INCLUDING WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER RELATING TO FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS).

5.16	Additional Matters with Respect to Representations and Warranties. No representation, warranty, or covenant is being made hereunder with respect to: (a) any Portfolio Site which is an Excluded Site; (b) any Excluded Assets; or (c) any Tower Subtenant Communications Equipment.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the corresponding sections or subsections of the Buyer Disclosure Schedule (it being agreed that, notwithstanding the foregoing, disclosure of any item in any section of the Buyer Disclosure Schedule shall be deemed disclosure of such item with respect to any other section of the Buyer Disclosure Schedule to the extent that the relevance of such item to such other section is reasonably apparent from the face of such disclosure), the Buyer Parties represent and warrant to SM as follows:

6.1	Organization. Buyer is a Delaware limited liability company or other entity duly organized, validly existing, and in good standing under the laws of the state of its organization or formation with the requisite corporate, limited liability company, or other power and authority to carry on its business as it is now being conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of its business requires such qualification, except for such qualifications the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which it is a party (if any).

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6.2	Authority; Enforceability; No Conflicts.

(a)	Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, and Buyer has the requisite corporate power and authority to execute and deliver each Collateral Agreement to which it is a party (if any), to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement have been, and the execution and delivery by Buyer of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action of Buyer. Buyer: (i) has duly executed and delivered this Agreement; (ii) on the Initial Closing Date shall have duly executed and delivered each of the Collateral Agreements to which it is a party (if any); and (iii) on each Documentary Subsequent Closing Date, shall have duly executed and delivered the amended schedules and exhibits to the existing, or new, Collateral Agreements to which it is a party (if any), as the case may be. Assuming the due execution and delivery of each such agreement by each party thereto other than Buyer, this Agreement is the legal, valid, and binding obligation of Buyer, and on the Initial Closing Date each of the Collateral Agreements to which Buyer is a party, if any (as amended at such time and as theretofore amended), shall be the legal, valid, and binding obligation of such Person, in each case enforceable against it in accordance with its respective terms, subject to the effect of Bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

(b)	The execution, delivery, and performance by Buyer of this Agreement and each of the Collateral Agreements to which it is a party (if any), and the consummation of the transactions contemplated hereby and thereby on their terms and conditions, do not and shall not, with or without notice or lapse of time or both, result in: (i) a breach or violation of, or a conflict with, any provision of the articles or certificate of formation, limited liability company agreement, or other organizational documents of Buyer; or (ii) subject to such filings or compliance as may be required under the HSR Act, a breach or violation of, or a conflict with, any provision of Law or a Governmental Approval applicable to Buyer; or (iii) a breach or violation of, or a conflict with, or constitute a default under, or permit the acceleration of any Liability or result in the creation of any Lien upon any of the properties or assets of Buyer under, any contract or agreement binding on Buyer, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, acceleration or creation that could not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which it is a party (if any).

6.3	Governmental Approvals, Consents, Reports, Etc. Section 6.3 of the Buyer Disclosure Schedule contains a list of all Governmental Approvals and other filings, applications, or notices required to be made, filed, given, or obtained by Buyer or any of its Affiliates with, to, or from any Governmental Authorities or other Persons in connection with the consummation of the transactions contemplated by this Agreement, except: (a) those that become applicable solely as a result of the specific regulatory status of SM; and (b) those approvals, filings, applications, and notices the failure to make, file, give, or obtain could not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which Buyer is a party.

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6.4	Litigation; Orders. As of the Effective Date there is no action, suit, or proceeding pending or, to the Knowledge of Buyer, threatened in writing against Buyer or its Affiliates that, individually or in the aggregate, could reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and each of the Collateral Agreements to which it is a party.

6.5	Brokers, Finders, Etc. Buyer has not employed any broker, finder, investment banker or other intermediary, or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees for which SM or its Affiliates would be responsible in connection with the transactions contemplated by this Agreement or any of the Collateral Agreements.

6.6	Financial Capability. Buyer has, as of the Effective Date, and shall have on the Initial Closing Date, sufficient funds to enable Buyer to consummate the transactions contemplated hereby, including payment of the Consideration and fees and expenses of Buyer relating to the transactions contemplated hereby.

6.7	Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay, or defraud either present or future creditors of Buyer. Assuming the satisfaction of the conditions to the obligation of Buyer to consummate the Initial Closing and the accuracy of the representations and warranties of SM set forth in Article V, then, after giving effect to the Initial Closing, Buyer will be Solvent immediately following the consummation of the Initial Closing.

6.8	Inspected Sites. Section 6.8 of the Buyer Disclosure Schedule contains a true, correct, and complete list of any Inspected Sites as of the Effective Date and, in accordance with Section 2.2(i), will contain a true, correct, and complete list of any Inspected Sites as of the Initial Closing Date.

6.9	No Implied Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS ARTICLE VI OR BY BUYER IN ANY CERTIFICATE OR COLLATERAL AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER BUYER NOR ANY AFFILIATE THEREOF MAKES ANY OTHER REPRESENTATION OR WARRANTY.

ARTICLE VII.
COVENANTS

7.1	Investigation of Portfolio Sites; Access to Properties and Records.

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(a)	Prior to the Initial Closing, but subject to: (i) contractual and legal restrictions applicable to the SM Group Members; and (ii) applicable Law (including Laws relating to the exchange of information), SM shall, upon reasonable advance notice from Buyer to SM, make its personnel reasonably available to Representatives of Buyer and afford to such Representatives reasonable access during normal business hours to the Portfolio Sites (with no right to climb Towers at the Portfolio Sites) and its Books and Records that, to the Knowledge of SM, are available or reasonably can be made available (it being understood that the foregoing shall in no event require any SM Group Member to create any Books and Records). In no event shall Buyer take or permit any action in its investigation of any Portfolio Site, including the accessing of Books and Records, which would reasonably be expected to impair or otherwise interfere with the use of any Portfolio Site or operations being conducted at a Portfolio Site. All requests for access shall be made to a representative of SM as designated by SM from time to time, who shall be responsible for coordinating all such requests and all access permitted under this Agreement, and who may arrange for personnel to accompany Buyer on any actual inspections. Buyer shall indemnify, defend, and hold harmless the SM Group Members and Representatives for any claims, losses, or causes of action caused by any action by Buyer and its Representatives in connection with such access or Buyer’s and its Representatives’ other due diligence activities occurring prior to the Initial Closing Date; provided, however, that Buyer shall not indemnify, defend, and hold harmless the SM Group Members and Representatives for any claim, loss, or cause of action caused by: (i) the gross negligence or willful misconduct of any SM Group Member; or (ii) any physical condition existing on any Portfolio Site prior to Buyer’s or its Representative’s entry thereon (except for any incremental damage or exacerbation of any existing condition caused by Buyer or its Representatives with respect to any such physical condition), except in the case of clause (ii) with respect to any claim brought by a Representative or invitee of Buyer and its Affiliates. Prior to conducting any physical inspection at any Portfolio Sites, Buyer shall obtain, and during the period of such inspection shall maintain, at its expense, commercial general liability insurance, on an “occurrence” basis, including a contractual liability endorsement, and personal injury liability coverage, with the SM Group Members as additional insureds, from an insurer reasonably acceptable to SM, which insurance policies must have limits of not less than $1,000,000 (combined single limit) for each occurrence for bodily injury, death and property damage. Prior to making any entry upon any Portfolio Site, Buyer shall furnish to SM certificates of insurance and policy endorsements evidencing the foregoing coverages. Buyer’s obligations to indemnify, defend, and hold harmless the SM Group Members under this Section 7.1(a) shall survive the Initial Closing and all Subsequent Closings.

(b)	Buyer or its Affiliates shall: (i) hold all of the Books and Records received from the SM Group Members relating to the Portfolio Sites and not destroy or dispose of any such Books and Records for a period of the longer of three (3) years from the Initial Closing Date or such period of time as may be required by Law, and thereafter, if it desires to destroy or dispose of the non-privileged Books and Records, to offer first in writing, at least sixty (60) days prior to such destruction or disposition, to surrender them to SM; and (ii) afford the SM Group Members, their advisors, accountants, and legal counsel, during normal business hours, upon reasonable request, reasonable access to such non-privileged Books and Records and, if required in connection with the foregoing, to the employees of Buyer or its Affiliates, in each case to the extent that such access may be requested for any legitimate purpose, unless such non-privileged Books and Records have been disposed of in accordance with this Section 7.1(b).

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(c)	On or prior to the Initial Closing Date, and subject to Laws relating to the exchange of information, the SM Group Members shall use their commercially reasonable efforts to deliver, or cause to be delivered, to Buyer: (i) all keys and other security access codes or devices providing entry to the Towers located at the Sale Sites (other than SM Improvements); (ii) to the extent not available in the Data Room or on the FAA’s website, a copy of any determination of “No Hazard” to air navigation from the FAA for each Tower with respect to which such determination was issued, if such determinations are in the possession of the SM Group Members; and (iii) to the extent not available in the Data Room or on the FCC’s website, a copy of the currently existing FCC Form 854R for each Tower with respect to which such form is required, if such forms were created and are in the possession of the SM Group Members. In addition, as promptly as reasonably practicable following the applicable written request therefor by Buyer, and subject to Laws relating to the exchange of information, SM shall, prior to the Initial Closing Date, use its commercially reasonable efforts to make available to Buyer any master site inspection agreements, master site maintenance agreements, light monitoring agreements, and lease optimization agreements to the extent exclusively relating to the Portfolio Sites or the operation of the Portfolio Sites or, to the extent not so exclusively related, reasonable extracts thereof.

(d)	As promptly as reasonably practicable after the Initial Closing Date, SM shall: (i) use its commercially reasonable efforts to ensure that Buyer is afforded access to the Towers promptly following the Initial Closing substantially equivalent to the access afforded to SM immediately prior to the Initial Closing; and (ii) deliver or constructively deliver (which may be through access to the Data Room) to Buyer copies of the Books and Records included in the definition of Tower Related Assets that have not previously been made available to Buyer, if any; provided, however, that the SM Group Members shall be permitted to keep a copy of such Books and Records for compliance purposes.

7.2	Efforts to Close; Cooperation.

(a)	Subject to the provisions of this Agreement, from the Effective Date until the Initial Closing the Parties each shall use their commercially reasonable efforts to: (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Collateral Agreements, and to cooperate with the other in connection with the foregoing; and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could reasonably be expected to impede or impair the prompt consummation of the transactions contemplated by this Agreement, including using their commercially reasonable efforts to: (A) obtain all necessary waivers, consents, releases, and approvals that are required for the consummation of the transactions contemplated by this Agreement; (B) obtain all consents, approvals, and authorizations that are required by this Agreement or any Collateral Agreement to be obtained under any Law; (C) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and the Collateral Agreements; (D) effect all necessary registrations and filings, including filings and submissions of information requested or required by any Governmental Authority; (E) fulfill all conditions to the other Parties’ obligation to consummate the transactions contemplated by this Agreement; and (F) respond as promptly as reasonably practical to any request for documents or information, formal or informal investigation, and/or other voluntary or compulsory process issued or initiated by a Governmental Authority; provided, however, that in no event shall any SM Group Member be required to pay any money to any Person or to offer or grant any financial or other accommodation to any Person in connection with the SM Group Members’ obligations under this Section 7.2.

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(b)	Without limiting the generality of Section 7.2(a), each Party shall make an appropriate filing pursuant to the HSR Act within five (5) Business Days after the Effective Date (unless another date is mutually agreed upon by the Parties in writing), and Buyer shall be responsible for payment of the filing fee. Each Party shall promptly notify the other Parties of any oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other Parties to review in advance any communication proposed to be made by such Party (or its advisors) to any Governmental Authority, and provide the other Parties with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement. Each Party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.2 as “outside counsel only." No Party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting. Subject to the Confidentiality Agreement and applicable Law, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any Law in any relevant jurisdiction.

(c)	With respect to any threatened or pending preliminary or permanent injunction or other Order or Law that would adversely affect the ability of the Parties to promptly consummate the transactions contemplated by this Agreement and the Collateral Agreements, the Parties shall use their commercially reasonable efforts to prevent the entry, enactment, or promulgation thereof, or to seek the removal, vacation or nullification thereof, as the case may be. In the event that any permanent or preliminary injunction or other Order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Collateral Agreement, the Parties shall use commercially reasonable efforts to vacate, modify or suspend such injunction or Order so as to permit such consummation prior to the Termination Date.

(d)	Buyer shall not, and shall cause its Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of any of the Parties from obtaining (or cause delay in obtaining) any clearance, authorization or approval of any Governmental Authority required for the transactions contemplated by this Agreement, from performing its covenants and obligations under this Agreement or from consummating the transactions contemplated by this Agreement.

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(e)	Without limiting the generality or effect of the foregoing, in the event that a Party determines in good faith that any filing or other documentation is required by applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby, the Parties shall cooperate to make such filings and use commercially reasonable efforts to provide such other documentation such that the transactions contemplated hereby can be consummated as promptly as possible after the Effective Date.

7.3	Further Assurances. From time to time, whether before, at or after the applicable Closing Date, each Party shall execute and deliver such further instruments of conveyance and assignment and take such other reasonable actions as may be necessary, proper, or advisable to carry out the purposes and intent of this Agreement and the transactions contemplated by this Agreement and the Collateral Agreements.

7.4	Conduct of Collocation Operations and the Sale Sites.

(a)	From the Effective Date until the Initial Closing Date, except as expressly permitted or required by this Agreement or set forth in Section 7.4(a) of the SM Disclosure Schedule, SM shall conduct, operate, manage, maintain, and repair (as applicable) the Collocation Operations and the Sale Sites (including the Included Property and any actions or activities relating to Ground Leases) in compliance with all applicable Laws in all material respects, in accordance with industry standards for wireless communication tower sites and in the ordinary course of business consistent in all material respects with past practice.

(b)	From the Effective Date until the Initial Closing Date with respect to each Sale Site, except as contemplated by this Agreement or set forth in Section 7.4(b) of the SM Disclosure Schedule, SM shall not, without the consent of Buyer:

(i)	sell, dispose of, transfer, lease, license or encumber any of their interests in any of the Sale Sites (including the Included Property), other than Liens that will be terminated prior to the Initial Closing Date and Permitted Liens and replacements of worn, outmoded or defective equipment, in each case, in the ordinary course of business consistent in all material respects with past practice;

(ii)	manage, operate, or maintain any Sale Site in a manner that would diminish its expected residual value in any material respect or shorten its expected remaining economic life in any material respect;

(iii)	enter into, modify, accelerate, amend, terminate, cancel, or grant any waiver or release under any Material Agreement except on commercially reasonable and prevailing market terms and in the ordinary course of business consistent in all material respects with past practice;

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(iv)	renew any Material Agreement except in the ordinary course of business and consistent with past practice;

(v)	accelerate or delay collection of accounts receivable or payment of any accounts payable in advance of or beyond their regular due dates or the dates when the same would have been collected or paid, as applicable, except in the ordinary course of business consistent with past practice; or

(vi)	authorize, commit to, resolve or agree, whether in writing or otherwise, to take any of the actions set forth in this Section 7.4(b) and not otherwise permitted by such Section or this Agreement or the Collateral Agreements.

(c)	Notwithstanding this Section 7.4, nothing in this Agreement or any Collateral Agreement shall be construed or interpreted to restrict the SM Group Members in their sole discretion from: (i) engaging in any activity not related to the Sale Sites; (ii) taking any action with respect to any Sale Sites expressly contemplated under Article IV, including designating a Sale Site as an Excluded Site and curing any Exception, subject to the limitations contained in Article IV and the other terms of this Agreement; (iii) removing Excluded Assets from, or modifying Excluded Assets located at, the Sale Sites in a manner that does not adversely impact or affect any Sale Site in any material respect; or (iv) taking any action with respect to any Excluded Site that does not adversely impact or affect any Sale Site in any material respect.

(d)	Prior to the Initial Closing SM shall cancel and terminate any and all services provided by third parties, if any, pursuant to which such third parties negotiate or otherwise assist in any way with, on behalf of or in the name thereof, any modification, acceleration, amendment, renewal, termination, cancelation, waiver or release to, of, or under any Ground Lease or Collocation Agreement.

(e)	At or prior to the Closing, SM shall complete in the FCC’s antenna structure registration system (the “FCC ASR Database”) its portion of FCC Form 854 (Application for Antenna Structure Registration) and provide the signature of an authorized person to assign the antenna structure registration for the Towers in the FCC ASR Database from SM to Buyer. SM shall initially log into the FCC ASR Database to initialize the transfer of ownership of the antenna structure registration for the Towers from SM to Buyer and then Buyer, upon receipt of notice from the FCC of SM’s completion of its portion of FCC Form 854, shall finalize the transfer of ownership of the antenna structure registration by completing its portion of FCC Form 854 and submitting the application electronically to the FCC. SM’s point of contact for the FCC Form 854 is Crystal Sibert with an email address of Crystal.Sibert@emp.shentel.com.

(f)	SM shall, at its sole cost and expense, discharge all Liens securing Indebtedness of the SM Group Members with respect to the Included Property of the Sale Sites.

(g)	From the Effective Date until the Initial Closing Date SM shall, at its sole cost and expense, maintain, or cause to be maintained, in full force and effect, all of its insurance policies relating to the Sale Sites, except as required by applicable Law or as modified in the ordinary course of business.

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7.5	Public Announcements. Except as otherwise agreed to by the Parties, the Parties shall not (and shall cause their Affiliates not to) publish any report, statement, or press release or otherwise make any public statements with respect to this Agreement, any Collateral Agreement, or the transactions contemplated hereby or thereby, except as may be required by Law or by the rules of a national securities exchange, and in any event a Party shall, to the extent practicable, consult with the other Party a reasonable time in advance of such required disclosure, including furnishing (to the extent practicable) a draft thereof to the other Parties in advance of publication or release and considering in good faith any comments of such other Party.

7.6	Corporate Names.

(a)	Buyer acknowledges and agrees that the SM Group Members have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating each of “Shenandoah Telecommunications”, “Shentel Communications”, or any of the names (or portions thereof) of any of the SM Group Members by itself or in combination with any other Name and the related corporate design logo associated therewith and the respective color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith. Buyer shall not, nor shall it permit any of its Affiliates to, use any Name, phrase or logo incorporating any of the foregoing in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sale Sites. Notwithstanding the foregoing, Buyer may use the Name of the applicable SM Group Member as necessary to establish the chain of title to a Sale Site or to identify the Sale Site as being subject to this Agreement or the Collateral Agreements, but only insofar as such activities are otherwise expressly authorized by this Agreement or a Collateral Agreement.

(b)	SM acknowledges and agrees that Buyer and its Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all Names incorporating “Vertical Bridge” by itself or in combination with any other Name, including the corporate design logo associated with “Vertical Bridge” and its color scheme, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being Leased, or otherwise assigned or transferred, hereby or in connection herewith. SM shall not, nor shall it permit any of its Affiliates to, use any Name, phrase or logo incorporating “Vertical Bridge” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Sale Sites.

7.7	Actions by Affiliates. Any references to any agreement by, or obligation of, an Affiliate of a Party to take any action pursuant to this Agreement or any Collateral Agreement shall be deemed to mean that such Party will cause the Affiliate to take such action

7.8	SM Group Member Rights. Notwithstanding any other provision in this Agreement or any Collateral Agreement, the Parties acknowledge and agree that, except with respect to the Sale Sites and then only to the extent expressly set forth herein or therein, nothing in this Agreement or any Collateral Agreement is intended to create any prohibition or restriction on any SM Group Member’s ability to construct, lease or otherwise obtain the right to use (and lease tower space to third parties on) wireless communications tower sites, including any Excluded Sites.

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7.9	Confidentiality.

(a)	Except: (i) as required to fulfill the obligations of Buyer and its Affiliates under this Agreement or any Collateral Agreement; (ii) to the extent necessary to assert any right or defend against any Claim arising under this Agreement or any Collateral Agreement; or (iii) in connection with any financing related to the transactions contemplated by this Agreement, Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement, which is incorporated in this Agreement by reference. The Confidentiality Agreement shall terminate at the Initial Closing; if this Agreement is, for any reason, terminated prior to the Initial Closing, the Confidentiality Agreement shall survive as provided in Section 10.2.

(b)	SM shall keep confidential, and shall cause the other SM Group Members to keep confidential, and SM shall instruct its and the other SM Group Members respective Representatives to keep confidential, all material information relating to the Sale Sites or the Included Property of the Sale Sites, this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby: (i) except as required to be disclosed by Law, stock exchange rule, governmental request, court order, subpoena, regulation or other process of Law, provided, however, that the party required to disclose such information shall have, to the extent practicable: (A) promptly notified Buyer of any such disclosure obligation prior to such disclosure and (B) used commercially reasonable efforts to cooperate with Buyer to protect all such information from such disclosure, including seeking a protective order; (ii) except for information that is available to the public on the Initial Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 7.9(b); (iii) except as required to fulfill any of their obligations under this Agreement or any Collateral Agreement; (iv) except as becomes available to the SM Group Members after the applicable Closing Date on a non-confidential basis from a source other than Buyer or its Affiliates, provided, however, that such other source is not known by the SM Group Members after reasonable inquiry to be bound by a confidentiality obligation to Buyer or its Affiliates or otherwise to be prohibited from disclosing such information to the SM Group Members; (v) except for information independently developed by the SM Group Members after the applicable Closing Date without use of any information relating to the Sale Sites or the Included Property of the Sale Sites in their possession prior to the applicable Closing Date; (vi) except in the ordinary course of business; or (vii) to the extent necessary to assert any right or defend against any Claim arising under this Agreement or any Collateral Agreement. The covenant set forth in this Section 7.9(b) shall terminate three (3) years after the Initial Closing.

7.10	Environmental Matters.

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(a)	Subject to the terms of any applicable Ground Leases, Buyer may commission, at Buyer’s cost and expense, Phase I environmental assessments of all Sale Sites. Buyer shall indemnify, defend, and hold harmless the SM Group Members and their respective Representatives from any Claims resulting from or arising out of the activities undertaken to conduct Phase I environmental assessments of any Sale Site by or on behalf of the Buyer; provided, however, that Buyer shall not indemnify the SM Group Members and their respective Representatives for any Claim to the extent caused by: (i) the gross negligence or willful misconduct of any SM Group Member; or (ii) any environmental condition existing on any Sale Site prior to Buyer’s or its agent’s entry thereon (except for any incremental damage, release or exacerbation of an existing condition caused by Buyer or its agents with respect to any such environmental condition), except in the case of clause (ii) with respect to any Claim brought by a Representative or invitee of Buyer and its Affiliates.

(b)	If requested by SM, Buyer shall promptly provide (at SM’s cost and expense) to SM copies of any and all Phase I environmental assessment reports commissioned by Buyer on the Sale Sites. Unless otherwise required by applicable Law, none of such reports or any information contained in such reports or otherwise generated by Buyer under this Agreement shall be released to any Person without the prior written consent of Buyer and SM, which shall not be unreasonably withheld, except that any of Buyer or SM may provide such reports, on a confidential basis, to their respective Affiliates, Representatives, and financing sources, or in connection with any merger or other corporate transaction of Buyer or any SM Group Member, or disposition of assets, that includes the Sale Sites to which the reports apply (or any Liability with respect thereto). Subject to Section 7.9(b), the foregoing shall in no way restrict the ability of any SM Group Member from, prior to the Initial Closing or the termination of this Agreement pursuant to Section 10.1, disclosing any information generated by any SM Group Member. If this Agreement is terminated pursuant to Section 10.1 or if any Portfolio Site becomes an Excluded Site, Buyer shall, if requested by SM promptly: (i) turn over to SM (at SM’s sole cost and expense) all reports, documents, data and other writings and information, including copies and, if available, electronic format thereof, relating to any and all Phase I environmental assessments conducted pursuant to Section 7.9(a) with respect to environmental conditions or compliance associated with such (or all, in the event of termination of this Agreement) Portfolio Sites, and such reports, documents or writings shall become the exclusive property of SM; provided, however, that the SM Group Members may not rely thereon and Buyer shall have no obligations or liability with respect thereto; or (ii) destroy such documentation and information in accordance with Section 7.1(b).

7.11	Tower Bonds. Unless and until any Managed Site is converted to an Assignable Site and a Subsequent Closing with respect to such Assignable Site is held in accordance with Section 2.6, SM shall use its commercially reasonable efforts to maintain or replace all Tower Bonds that are in existence as of the Initial Closing Date with respect to such Assignable Site (and provide Buyer copies of any such replacement), unless any such Tower Bond is no longer required with respect to such Assignable Site; provided, however, that Buyer shall promptly reimburse SM for the cost and expense of maintaining or replacing such Tower Bonds. With respect to any Sale Site, no later than the date which is six (6) months following the applicable Closing Date in the case of an Assignable Site, or six (6) months following the applicable Subsequent Closing Date in the case of any Managed Site converted to an Assignable Site, Buyer shall, at its own cost and expense: (a) cause all Tower Bonds with respect to such Assignable Site to be replaced and, to the extent applicable, terminated and discharged (including when any such Tower Bond expires or becomes subject to renewal during such six (6) month period); and (b) cause all funds, property or other collateral related to such Tower Bonds that are actually received by Buyer to be promptly returned and paid to SM. No SM Group Member will have any obligation to maintain any Tower Bonds with respect to such Assignable Sites following the expiration of the applicable six (6) month period.

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7.12	Master Collocation Agreements; Multiple Tower Ground Leases.

(a)	Following the Initial Closing Date and until the Final Closing Date, the Parties shall cooperate to bifurcate any Master Collocation Agreement (so that one agreement pertains to the Sale Sites and another agreement pertains to the remainder of the sites covered by the Master Collocation Agreement, including any Excluded Sites); it being understood that: (i) the foregoing shall not require either Party to agree to any conditions or pay any money to the applicable collocator in connection with such bifurcation; and (ii) the foregoing shall not apply if it would have an adverse impact on the rights of and obligations of the SM Group Members under this Agreement or such Master Collocation Agreement. From and after the Initial Closing Date until the time as such Master Collocation Agreement has been so bifurcated, the SM Group Members shall not amend, modify, cancel or grant any waiver or release under such Master Collocation Agreement in a manner that could reasonably be expected to adversely affect any Collocation Agreement without the consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned). Upon the bifurcation of any such Master Collocation Agreement, the Master Collocation Agreement pertaining to the Sale Sites shall be deemed to be a “Collocation Agreement” hereunder and shall be treated in the applicable manner under this Agreement.

(b)	Following the Initial Closing Date the Parties shall cooperate to bifurcate any Multiple Tower Ground Lease (so that one lease pertains to the Leased Sites Land and another lease pertains to the remainder of the land covered by the Multiple Tower Ground Lease, including any Excluded Sites); it being understood that: (i) the foregoing shall not require either Party to agree to any conditions or pay any money to the applicable Ground Lessor in connection with such bifurcation; and (ii) from and after the Initial Closing Date until the time as such Multiple Tower Ground Lease has been bifurcated, the SM Group Members shall not amend, modify, terminate, cancel or grant any waiver or release under such Multiple Tower Ground Lease in a manner that could reasonably be expected to adversely affect any Leased Sites without the consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned).

7.13	Notices of Certain Events.

(a)	Each Party shall promptly notify the other Parties of any material fact, circumstance, changes, events or actions discovered by such Party with respect to a Portfolio Site (other than any Excluded Sites) and occurring between the Effective Date and the Closing with respect to such Portfolio Site: (i) with respect to any written notice or other written communication from any Governmental Authority in connection with an Authorization related to the consummation of the transactions contemplated by this Agreement; (ii) with respect to any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) with respect to any actions, suits or proceedings commenced or, to the Knowledge of such Party, threatened against, relating to or involving or otherwise affecting the Portfolio Sites that, if pending on the Effective Date, would have been required to have been disclosed pursuant to any of the representations and warranties in this Agreement or that relates to the consummation of the transactions contemplated by this Agreement; (iv) that has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Party not being true and correct; (v) which has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied; and (vi) the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, an SM Material Adverse Effect or Buyer Material Adverse Effect, as applicable.

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(b)	A Party’s receipt of information pursuant to this Section 7.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Party in this Agreement and shall not be deemed to amend or supplement the SM Disclosure Schedule or the Buyer Disclosure Schedule.

7.14	Third Party Confidentiality Agreements. From the Effective Date through the earlier of the Initial Closing Date or the termination of this Agreement, SM agrees not to release or permit the release of any Person (other than Buyer and its Affiliates) from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any SM Group Member is a party with respect to the Sale Sites except in the ordinary course of business. SM shall promptly request each Person (other than any other SM Group Member or its or their Representatives) that has executed a confidentiality agreement in connection with a potential sale-leaseback transaction related to the Portfolio Sites to return or destroy in accordance with the terms of the applicable non-disclosure agreement all confidential information relating to the Portfolio Sites furnished to such Person by or on behalf of the SM Group Members.

7.15	Payments Received After Initial Closing. From and after the Initial Closing: (a) if any SM Group Member receives or collects any funds that constitute Included Property relating to any Sale Site or the proceeds thereof, the applicable SM Group Member shall remit such funds to Buyer within thirty (30) days after its receipt thereof; and (b) if Buyer or any Affiliate thereof receives or collects any funds that constitute Excluded Assets or the proceeds thereof, Buyer or such Affiliate shall remit such funds to SM within thirty (30) days after receipt thereof.

7.16	Grandfathered Collocation Rights. To the extent that, after the Initial Closing but prior to the Final Closing Date, either Party discovers that the SM Group occupied space at a Portfolio Site prior to the Initial Closing and continues to use and occupy such space to actively provide communications service after the Initial Closing, the Parties will negotiate reasonably and in good faith the terms and conditions of a Collocation Agreement between the Sale Site Subsidiary and the applicable member of the SM Group for such use and space on commercially reasonable terms and, to the extent applicable, consistent with the terms of other Collocation Agreements at such Portfolio Site, but at the mutually agreed upon rates set forth on Exhibit M hereto; provided, however, that, notwithstanding the foregoing, the SM Group shall not be required to enter into a Collocation Agreement for any such space occupied at a Portfolio Site as a result of inactive communications service equipment, provided that, if the SM Group elects not to enter into a Collocation Agreement for such space, the SM Group will, within sixty (60) days after receiving written notice from Buyer: (i) remove such inactive communications service equipment, or (ii) notify Buyer in writing that the inactive communications service equipment was abandoned and that Buyer has the right to dispose of the inactive communications service equipment in accordance with applicable Law.

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7.17	Title Insurance Commitments. Buyer, at its sole cost and expense, may purchase upon the occurrence of the Initial Closing or any subsequent Closing, as applicable, fee title or leasehold title insurance policies with respect to the interest of the Sale Site Subsidiary in an Assignable Site (the “Title Policies”). The SM Group Members shall not be required to execute any affidavits, indemnities or other documentation in connection with Buyer’s obtaining such Title Policies other than: (i) a Title Policy Affidavit executed by the Sale Site Subsidiary with respect to any Assignable Site for which Buyer purchases a Title Policy prior to or at the Initial Closing; and (ii) a Title Policy Affidavit executed by SM with respect to any Sale Site that was a Managed Site at the Initial Closing and becomes an Assignable Site at a Subsequent Closing. For the avoidance of doubt, the SM Group Members (including SM and, prior to or at the Initial Closing, the Sale Site Subsidiary) shall not be required to provide a Title Policy Affidavit for any Portfolio Site that is a Managed Site. Obtaining Title Policies shall not be a condition to the occurrence of the applicable Closing and the failure to be able to obtain a Title Policy with respect to a Portfolio Site shall not, in and of itself, be evidence of Material Site Title Issue or any other Exception; provided that nothing in this Section 7.17 is intended to limit Buyer’s rights or remedies provided for under Article 4 with respect to a Material Site Title Issue or any other Exception. Buyer shall instruct any Title Company that is preparing title reports or commitments to deliver copies thereof to SM at the same time it delivers such reports or commitments to the Buyer.

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1	Conditions to the Obligations of Each Party to the Initial Closing. The respective obligation of each Party to consummate the Initial Closing on the Initial Closing Date is subject to the satisfaction or waiver (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of the following conditions:

(a)	all applicable waiting periods under the HSR Act shall have expired or otherwise been terminated; and

(b)	no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

8.2	Additional Conditions to Buyer’s Obligation to the Initial Closing. Buyer’s obligation to consummate the Initial Closing is subject to the satisfaction or waiver by Buyer (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of each of the following conditions:

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(a)	(i) The Specified Representations and Warranties of SM (other than those qualified by SM Material Adverse Effect) shall be true and correct in all material respects, in each case as of the Effective Date and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of SM set forth in this Agreement that are qualified by reference to SM Material Adverse Effect, including those Specified Representations and Warranties qualified by SM Material Adverse Effect, shall be true and correct as of the Effective Date and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (iii) the representations and warranties of SM set forth in this Agreement (other than those set forth in Section 8.2(a)(i)) that are not qualified by reference to SM Material Adverse Effect shall be true and correct as of the Effective Date and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of SM are not true and correct unless the failure of such representations and warranties of SM to be true and correct, individually or in the aggregate, has had or could reasonably be expected to have an SM Material Adverse Effect.

(b)	The covenants and agreements of SM to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects, provided that, with respect to covenants and agreements that are qualified by materiality, SM shall have performed such covenants and agreements, as so qualified, in all respects.

(c)	Buyer shall have received a certificate, dated as of the Initial Closing Date, from SM signed on behalf of SM by an authorized officer thereof to the effect set forth in Sections 8.2(a) and (b) above and Section 8.2(f) below.

(d)	SM shall have executed and delivered to Buyer, as applicable, all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which any of them is a party.

(e)	In connection with the transactions contemplated by Section 2.2(c), on the terms and subject to the conditions of this Agreement, SM shall have delivered, or caused to be delivered, to Buyer a duly executed certification of non-foreign status of SM in a form complying with the requirements of Section 1445 of the Code and an IRS Form W-9.

(f)	Since the Effective Date there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or, with or without the lapse of time, could reasonably be expected to have, individually or in the aggregate, an SM Material Adverse Effect.

(g)	The consent set forth on Section 5.2(b) of the SM Disclosure Schedule shall have been obtained with respect to the transactions contemplated by this Agreement and any Liens associated therewith on the applicable Portfolio Sites that otherwise constitute Assignable Sites for the Initial Closing shall have been released.

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8.3	Additional Conditions to SM’s Obligations to the Initial Closing. The obligation of SM to consummate the Initial Closing is subject to the satisfaction or waiver by SM (to the extent permitted under applicable Law) on or prior to the Initial Closing Date of each of the following conditions:

(a)	(i) The Specified Representations and Warranties of Buyer shall be true and correct in all material respects as of the Effective Date and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Effective Date and as of the Initial Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Buyer are not true and correct unless the failure of such representations and warranties of Buyer to be true and correct could, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Collateral Agreements to which it is or they are a party.

(b)	The covenants and agreements of Buyer to be performed on or before the Initial Closing Date in accordance with this Agreement shall have been duly performed in all material respects, provided that, with respect to covenants and agreements that are qualified by materiality, Buyer shall have performed such covenants and agreements, as so qualified, in all respects.

(c)	SM shall have received a certificate, dated the Initial Closing Date, from Buyer signed on behalf of Buyer by an authorized officer of Buyer with respect to itself to the effect set forth in Sections 8.3(a) and (b) above and Section 8.3(g) below.

(d)	At the Initial Closing, Buyer shall have executed and delivered to SM all Collateral Agreements and such other agreements and documents contemplated by Section 2.2 of this Agreement to which it is a party.

(e)	Prior to the Initial Closing, Buyer shall deliver, or cause to be delivered, to SM: (i) all properly completed certificates and other documentation reasonably requested by SM to qualify for exemption from any applicable Transaction Tax on the transactions contemplated by this Agreement or any Collateral Agreement; and (ii) evidence reasonably requested by and satisfactory to SM of all applicable Transaction Tax registrations.

(f)	No suit, action or other proceeding relating to the transactions contemplated by this Agreement and the Collateral Agreements shall be pending before or threatened by any Governmental Authority in which a Governmental Authority seeks or threatens to impose any conditions, liabilities, restrictions or requirements (including the taking of, or requirement to omit the taking of, actions) on any SM Group Member, that could, individually or in the aggregate, reasonably be expected to be material and adverse to the SM Group Members, taken as a whole (assuming for the purpose of this Section 8.3(f) that the SM Group Members, taken as a whole, have assets and results of operations comparable to the Sale Sites as of the Effective Date, but assuming that the SM Ground Space Lease was in effect on the Effective Date).

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(g)	Since the Effective Date there shall have been no state of facts, change, effect, condition, development, event or occurrence that has had or, with or without the lapse of time, could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(h)	(i) No more than five percent (5.0%) of the Portfolio Sites shall be Managed Sites (excluding any Managed Sites that are Uninspected Title Sites); (ii) no more than five percent (5.0%) of the Portfolio Sites shall be Uninspected Title Sites; and (iii) no more than five (5) of the Portfolio Sites shall be Excluded Sites (and, for the avoidance of doubt, no SM Group Member shall be in breach of this Agreement for the failure of the conditions in this Section 8.3(h) to be satisfied or waived).

8.4	Conditions to the Obligations to Close the Documentary Subsequent Closings.

(a)	The respective obligations of each Party to consummate each Documentary Subsequent Closing is subject to the satisfaction or waiver (to the extent permitted under applicable Law) of the condition that, on each such Documentary Subsequent Closing Date, no Order of a Governmental Authority shall be in effect, prohibiting, restraining or enjoining such Documentary Subsequent Closing;

(b)	The obligation of Buyer to consummate each Documentary Subsequent Closing is subject to the satisfaction or waiver by Buyer of the conditions that (i) SM shall have executed and delivered to Buyer: (A) amended schedules and exhibits to the SM Ground Space Lease; and (B) such other agreements and documents as contemplated by Section 2.6; and (ii) any Liens associated with the consent set forth on Section 5.2(b) of the SM Disclosure Schedule on Portfolio Sites that otherwise constitute Assignable Sites for the applicable Subsequent Closing shall have been released; and

(c)	The obligation of SM to consummate each Documentary Subsequent Closing is subject to the satisfaction or waiver of the condition that Buyer shall have executed and delivered to SM: (i) amended schedules and exhibits to the SM Ground Space Lease; and (ii) such other agreements and documents as contemplated by Section 2.6.

ARTICLE IX.
INDEMNIFICATION; SURVIVAL

9.1	Indemnification Obligations of SM.

(a)	Without limiting the other obligations of SM under this Agreement and any Collateral Agreement, from and after the Initial Closing, SM shall defend, indemnify, and hold harmless each of the Buyer Indemnified Parties from and against all Claims (other than Taxes) to the extent resulting from, arising out of or relating to:

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(i)	any breach or inaccuracy of any representation or warranty, other than any Non-Surviving Representation and Warranty, made by SM in this Agreement (it being agreed that for purposes of determining the amount of any Claim with respect thereto, any Specified Representations and Warranties that are qualified as to materiality or by reference to an SM Material Adverse Effect shall be deemed not to be so qualified);

(ii)	any breach or nonperformance of any covenant made by SM in this Agreement;

(iii)	any Pre-Closing Liabilities; or

(iv)	any Excluded Liabilities.

(b)	Except as expressly provided in this Agreement, the rights of the Buyer Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by a Buyer Indemnified Party, whether before or after the Effective Date or any Closing Date.

9.2	Indemnification Obligations of Buyer.

(a)	Without limiting Buyer’s other obligations under this Agreement or any Collateral Agreement, from and after the Initial Closing, Buyer shall defend, indemnify, and hold harmless each of the SM Indemnified Parties from and against all Claims to the extent resulting from, arising out of or relating to:

(i)	any breach or inaccuracy of any representation or warranty, other than a Non-Surviving Representation and Warranty, made by Buyer in this Agreement (it being agreed that for purposes of determining the amount of any Claim with respect thereto, any Specified Representations and Warranties that are qualified as to materiality or a Buyer Material Adverse Effect shall be deemed not to be so qualified);

(ii)	any breach or nonperformance of any covenant made by Buyer in this Agreement; or

(iii)	any Post-Closing Liabilities.

(b)	The rights of the SM Indemnified Parties to indemnification under this Agreement shall not be affected by any investigation conducted or actual or constructive knowledge acquired at any time by an SM Indemnified Party, whether before or after the Effective Date or any Closing Date.

9.3	Indemnification Claim Procedure.

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(a)	If any Party asserting a claim for indemnification (an “Indemnified Party”) shall desire to assert any claim for indemnification provided for under this Article IX or under Section 2.10 in respect of, arising out of, or involving a claim or demand made by any Person (other than a Party) against, or a Tax payable by, an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall notify the Party or Parties alleged to be obligated to indemnify the Indemnified Party (the “Indemnifying Party”) in writing of such Third Party Claim, describing in reasonable detail the amount or the estimated amount of Claims sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”), promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that any failure to provide or delay in providing a Third Party Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. To the extent permitted by applicable Law, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that any failure to deliver or delay in delivering such copies shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party’s ability to defend such claim shall have been actually prejudiced as a result of such failure or delay.

(b)	If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party by delivering notice to the Indemnified Party in writing within twenty (20) days after receiving the Third Party Claim Notice that it elects to assume such defense and pay its defense costs in connection therewith (including attorneys’ fees and expenses). If the Indemnifying Party declines to indemnify, fails to respond to the Third Party Claim Notice or fails to assume the defense (or cause its insurer to assume defense) of the Third Party Claim within such twenty (20) day period, then the Indemnified Party may control the defense of such Third Party Claim. Should the Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be required to indemnify the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third Party Claim involves conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its cost and expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. If the Indemnifying Party chooses to defend any Third Party Claim, all the Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include using commercially reasonable efforts to retain and (upon the Indemnifying Party’s request) provide to the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, to the extent required to maintain privilege, using commercially reasonable efforts to enter into a joint defense or similar agreement and using commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall not consent to a settlement or compromise of, or the entry of any judgment arising out of or in connection with any Third Party Claim without the written consent of the applicable Indemnified Party; provided, however, that the Indemnified Party shall not withhold its consent if: (i) contemporaneously with the effectiveness of such settlement, compromise or consent, the Indemnifying Party pays in full any obligation imposed on the Indemnified Party by such settlement, compromise or consent, which as a condition to such settlement, compromise or consent releases each relevant Indemnified Party completely and unconditionally in connection with such settlement, compromise or consent and without any finding or admission of any violation of Law or admission of any wrongdoing; and (ii) such settlement, compromise or consent does not contain any equitable Order or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)	If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article IX other than a claim in respect of, arising out of or involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall within thirty (30) days after becoming aware of such Direct Claim notify the Indemnifying Party in writing of such Direct Claim, describing in reasonable detail the specific provisions of this Agreement claimed to have been breached, the factual basis supporting the contention that such provisions were breached, the amount or the estimated amount of damages sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Direct Claim Notice”); provided, however, that any failure to provide or delay in providing such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure or delay. The Indemnifying Party shall have a period of twenty (20) days within which to respond to any Direct Claim Notice, stating whether it disputes the existence or scope of an obligation to indemnify the Indemnified Party under this Article IX. If the Indemnifying Party does not so respond within such twenty (20) day period stating that the Indemnifying Party disputes its liability for such Direct Claim, the Indemnifying Party will be deemed to have accepted such Direct Claim, such claim shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Direct Claim to the Indemnified Party as promptly as reasonably practicable after demand therefore or, in the case of any Direct Claim Notice in which the amount of the Direct Claim (or any portion thereof) is estimated, as promptly as reasonably practicable after such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. If the Indemnifying Party disputes all or any part of such Direct Claim, the Indemnified Party and the Indemnifying Party shall attempt in good faith for twenty (20) days to resolve such Direct Claim. If no such agreement can be reached through good faith negotiation within twenty (20) Business Days, either the Indemnified Party or the Indemnifying Party may act to resolve such dispute in accordance with Section 11.2.

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(d)	The SM Group Members shall control the defense of all Claims related to Pre-Closing Liabilities. Buyer and their Affiliates shall control the defense of all Claims related to Post-Closing Liabilities.

9.4	Indemnity Period. Except with respect to fraud by or on behalf of the Indemnifying Party, the obligations of any Indemnifying Party to indemnify any Indemnified Party:

(a)	pursuant to Sections 9.1(a)(i) and 9.2(a)(i) shall terminate on the date that is twelve (12) months following the Initial Closing Date; provided, however, that the obligations of any Indemnifying Party to indemnify any Indemnified Party from, against and in respect of any and all Claims that arise out of or relate to any breach or inaccuracy of any Specified Representation and Warranty shall survive indefinitely;

(b)	pursuant to Sections 9.1(a)(ii) or 9.2(a)(ii) shall survive until the time period stated in the covenant that is the subject of such Claim or until the expiration of the applicable statute of limitations if unstated; and

(c)	pursuant to Sections 9.1(a)(iii), 9.1(a)(iv), and 9.2(a)(iii) shall survive indefinitely.

Notwithstanding anything to the contrary in this Agreement, notices for Claims must be delivered before expiration of any applicable survival period specified in this Section 9.4; provided, however, that if prior to the close of business on the last day of the applicable Indemnity Period, an Indemnifying Party has been properly notified of a Claim for losses under this Agreement and such Claim has not been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity under this Agreement until such Claim is finally resolved or disposed of in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement or any Collateral Agreement, the Non-Surviving Representations and Warranties will terminate at, and will not survive, the Initial Closing.

9.5	Liability Limits.

(a)	Notwithstanding anything to the contrary in this Agreement (except Section 9.5(d)), SM shall have no obligation to indemnify (including any obligation to make any payments to) any Buyer Indemnified Party with respect to:

(i)	any single or series of related or similar Claim less than 0.015% of the Consideration Base Amount (each, a “De Minimis Claim”) under Section 9.1(a)(i);

(ii)	any Claims under Section 9.1(a)(i) unless and until the aggregate amount of such Claims (excluding amounts associated with De Minimis Claims) exceeds an amount equal to 1.0% of the Consideration Base Amount (the “Representations and Warranties Threshold”), after which SM shall be required to indemnify the Buyer Indemnified Parties for all such Claims from the first dollar (excluding amounts associated with De Minimis Claims) and, in no event, shall SM be required to indemnify the Buyer Indemnified Parties under Section 9.1(a)(i) for more than 3.0% of the Consideration Base Amount in the aggregate (the “Cap”);

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(iii)	any Claims under Sections 9.1(a)(iii) and 9.1(a)(iv) unless and until the aggregate amount of such Claims exceeds an amount equal to 1.0% of the Consideration Base Amount (the “Pre-Closing Claims Deductible”), after which SM shall only be required to indemnify the Buyer Indemnified Parties for all such Claims in excess of the Pre-Closing Claims Deductible; and

(iv)	any Claims relating to a specific Portfolio Site in excess of fifty percent (50.0%) of the Allocated Site Consideration for such Portfolio Site;

provided, however, that, the limitations set forth in this Section 9.5(a) shall not apply to any Claims resulting from or arising out of breaches of the Specified Representations and Warranties or due to fraud, by or on behalf of the Indemnifying Party.

(b)	Notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to indemnify (including any obligation to make any payments to) any SM Indemnified Party with respect to: (i) any De Minimis Claim under Section 9.2(a)(i); and (ii) any Claims under Section 9.2(a)(i) unless and until the aggregate amount of such Claims (excluding amounts associated with De Minimis Claims) exceeds the Representations and Warranties Threshold, after which Buyer shall be required to indemnify the SM Indemnified Parties for all such Claims (excluding amounts associated with De Minimis Claims). In no event shall Buyer be required to indemnify the SM Indemnified Parties under Section 9.2(a)(i) for more than the Cap in the aggregate. Notwithstanding the foregoing, the limitations set forth in this Section 9.5(b) shall not apply to any Claims resulting from or arising out of breaches of the Specified Representations and Warranties or due to fraud, by or on behalf of the Indemnifying Party.

(c)	Notwithstanding anything to the contrary in this Article IX, in no event shall an Indemnifying Party have liability to any Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items, in each case except as actually paid to a claimant in a Third Party Claim, provided, however, that the foregoing shall not limit recovery for diminution in value of an asset as a result of a breach.

(d)	Sections 9.5(a), (b), and (c) shall not apply to Claims for Taxes.

9.6	Mitigation. Each Party shall take commercially reasonable actions to mitigate its damages, including by pursuing insurance claims, and shall reasonably consult and cooperate with the other Parties with a view toward mitigating Claims upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Claims that are indemnifiable hereunder; provided, however, that the foregoing shall not require any Party to incur costs to remedy a breach which gives rise to any Claim.

9.7	Exclusive Remedies. After the Initial Closing, except with respect to fraud or criminal activity by or on behalf of the Indemnifying Party and except as expressly provided in Section 1.3, Section 2.8, Article IV, and Sections 7.1(a) and 7.9(a), the Parties acknowledge and agree that the indemnification provisions of this Article IX shall be the sole and exclusive monetary remedy for any Claims to the extent resulting from or arising out of the matters described in Section 9.1 and Section 9.2; provided, however, that this Section 9.7 shall not prevent any party from pursuing any Claim or remedy that may arise under any Collateral Agreement to which it is a party. Notwithstanding the foregoing: (a) as provided in Sections 2.4(a) and 2.4(b), none of Buyer, its Affiliates or the Sale Site Subsidiary shall assume any Liability for any Excluded Liabilities or Pre-Closing Liabilities, which shall be solely for the account of and shall remain with the SM Group Members; (b) each Party remains obligated to provide indemnification as provided in Section 2.10, including with respect to Taxes, liabilities arising under “bulk sale” laws, and Transfer Taxes; and (c) nothing contained herein shall impair the rights of any Person to seek and obtain equitable relief to which such Person shall otherwise be entitled.

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9.8	Netting of Losses. The amount of any indemnified Claim under this Article IX shall take into account: (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party; (b) any insurance proceeds or other cash receipts or sources of reimbursement actually collected by the Indemnified Party in connection with the Claim, less any related reasonable out-of-pocket costs and expenses, including the aggregate reasonable out-of-pocket cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks that are reasonably demonstrated to be solely related to the indemnified Claim; (c) any Tax benefits actually realized or realizable in the year of the loss or the following taxable year by the Indemnified Party in connection with such Claims and the recovery thereof; and (d) any Tax costs actually incurred or to be incurred in the year of receipt of the indemnity payment hereunder or the following taxable year by the Indemnified Party in connection with such Claims and the recovery thereof. Any amount paid by the Indemnifying Party for an indemnified Claim that is in excess of the amount owed after applying the netting amounts described above shall be reimbursed promptly by the Indemnified Party.

9.9	Coordination with Tax Indemnity. Sections 9.4, 9.6, and 9.7 shall not apply with respect to any indemnification with respect to Taxes.

9.10	Excluded Site. To the extent that any Portfolio Site is the subject of indemnity Claim under this Article IX, SM will have the right to designate such Portfolio Site as an Excluded Site by delivering to Buyer a written notice of such designation. Within five (5) Business Days after Buyer’s receipt of such notice, the Parties shall take all actions, make all payments and execute all documents reasonably necessary (and any necessary amendments to existing documentation as appropriate) to ensure that the Parties are in the same legal position as they would have been if such Portfolio Site was an Excluded Site at the Initial Closing, including, if applicable: (a) rescinding the transaction(s) that occurred with respect to such Portfolio Site at any Closing under this Agreement and the Collateral Agreements and Buyer or SM, as applicable, paying the Net Amount for such Portfolio Site to SM or Buyer, as applicable; and (b) executing and delivering, as applicable: (i) amended schedules and exhibits to the SM Ground Space Lease; (ii) amended schedules and exhibits to the Management Agreement; and (iii) amended schedules or exhibits to all other applicable Collateral Agreements, in each case, in order to reflect the revised Site Designation(s).

ARTICLE X
TERMINATION

10.1	Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Initial Closing Date:

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(a)	By mutual written consent of SM and Buyer;

(b)	By SM if the Initial Closing shall not have occurred on or prior to the date that is sixty (60) days after the Target Date (such date, as may be extended pursuant to this Section 10.1(b), the “Termination Date”); provided, however, that if the conditions to the Initial Closing set forth in Section 8.1 or Section 8.3(h) have not been satisfied or waived at least five (5) Business Days prior to the Termination Date and all other conditions to the Initial Closing set forth in Section 8.2 and Section 8.3 have been satisfied, waived or remain capable of satisfaction, SM shall have the right to extend the Termination Date by an additional ninety (90) days; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to SM if: (i) SM has breached or violated any of its covenants, agreements, representations, warranties or other obligations hereunder and such breach or violation has been the principal cause of or directly resulted in: (A) the failure to satisfy the conditions to the obligations of SM to consummate the Initial Closing set forth in Article VIII prior to the Termination Date; or (B) the failure of the Initial Closing to occur by the Termination Date; or (ii) the conditions set forth in Section 8.2(f) have not been satisfied;

(c)	By SM if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Effective Date, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied by the Termination Date and such breach or condition is not capable of being cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of: (i) sixty (60) days after the delivery of written notice of such breach or failure to perform; and (ii) the Termination Date; provided, however, that SM may not terminate this Agreement pursuant to this Section 10.1(c) if SM is then in material breach of any of its covenants or representations or warranties under this Agreement in a manner which would cause the failure of a closing condition;

(d)	By Buyer if there has been a breach of or failure to perform any representation, warranty, covenant or agreement made by SM in this Agreement, or any such representation and warranty shall have become untrue after the Effective Date, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied by the Termination Date and such breach or condition is not capable of being cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of: (i) sixty (60) days after the delivery of written notice of such breach or failure to perform; and (ii) the Termination Date; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 10.1(d) if Buyer is then in material breach of any of its covenants or representations or warranties under this Agreement in a manner that would cause the failure of a closing condition;

(e)	By either SM or Buyer if any permanent injunction, decree or judgment of any Governmental Authority preventing consummation of the transactions contemplated by this Agreement and the Collateral Agreements shall have become final and nonappealable or any Law shall make consummation of the transactions contemplated by this Agreement and the Collateral Agreements illegal or otherwise prohibited;

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(f)	By SM if: (i) SM is not then in material breach of any of its obligations under this Agreement; (ii) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing) on the date the Initial Closing should have occurred pursuant to Section 2.5; (iii) Buyer fails to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date the Initial Closing should have occurred pursuant to Section 2.5; and (iv) SM has irrevocably committed, by written notice to Buyer that all conditions required to be met by the Buyer set forth in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing) or that it is willing to waive any unsatisfied conditions (to the extent such conditions may be waived) in Sections 8.1 or 8.3, to consummate the transactions contemplated by this Agreement on such date; or

(g)	By SM on or at any time after the Target Date if: (i) SM is not then in material breach of any of its obligations under this Agreement; (ii) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Initial Closing); (iii) the conditions set forth in Section 8.3(h) have not been satisfied; and (iv) SM sends written notice to Buyer of a termination of this Agreement under this Section 10.1(g), which notice includes a certification by SM that the conditions necessary to permit a termination of this Agreement under this Section 10.1(g) have been satisfied. Without limiting any other rights of termination available to SM, SM may elect to terminate this Agreement in accordance with this Section 10.1(g) even if SM has a right to terminate this Agreement under another provision of this Section 10.1.

10.2	Effect of Termination. If terminated pursuant to Section 10.1, this Agreement shall terminate and become null and void and have no effect, without any liability on the part of any Party or its Affiliates, directors, officers or stockholders, except that: (a) Section 6.6, the fourth and fifth sentences of Section 7.1(a), Section 7.5, Section 7.6 (in so far as it relates to information relating to this Agreement, the Collateral Agreements or the transactions contemplated hereby), the second sentence of Section 7.9(a), the second sentence of Section 7.9(b), this Article X, and Article XI shall survive any termination; and (b) any provisions not covered by clause (a) requiring the payment or reimbursement of any costs or expenses relating to, or incurred during, the period from the Effective Date to the Initial Closing Date shall survive any termination until paid in full; provided, however, that except as provided in Section 10.3, no such termination shall relieve any Party from liability for any Willful and Intentional Breach of this Agreement by such Party prior to such termination or fraud.

10.3	Termination Fee.

(a)	If this Agreement is terminated by SM pursuant to Section 10.1(c) or Section 10.1(f), then, within one (1) Business Day after such termination, Buyer will pay (by wire transfer of immediately available funds) to SM to an account designated by SM in writing, an amount equal to five percent (5.0%) of the Consideration Base Amount (the “Termination Fee”), as liquidated damages and to compensate SM for the time, costs, and expenses incurred by SM in connection with this Agreement.

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(b)	If SM receives full payment of the Termination Fee in accordance with Section 10.3(a), the receipt by SM of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by SM in connection with this Agreement, the Collateral Agreements, the transactions contemplated hereby and thereby, the termination hereof and thereof, and any matter forming the basis for such termination, and SM shall not be entitled to bring or maintain any Claim, action or proceeding against Buyer or its Affiliates arising out of or in connection with this Agreement, the Collateral Agreements, the transactions contemplated hereby and thereby, or the termination hereof and thereof. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated by in circumstances where the Termination Fee is payable, the payment of the Termination Fee by Buyer shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, based on fraud or otherwise) of SM against Buyer and, upon the timely payment of the Termination Fee in accordance with this Agreement, neither Buyer nor any of its Affiliates or Representatives shall have any further liability or obligation to any other Party or its Affiliates relating to or arising out of this Agreement or in respect of any Collateral Agreement or theory of Law or equity, whether in equity or at Law, in contract, in tort or otherwise. The Parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1	Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Any signature pages of this Agreement transmitted by telecopier or by electronic mail in portable document format shall have the same legal effect as an original executed signature page.

11.2	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury; Escalation to Management; Arbitration.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINIA AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION). Except as otherwise provided in Section 11.2(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the Western District of Virginia (Harrisonburg Division) or any Virginia state court sitting in the County of Shenandoah and appellate courts having jurisdiction of appeals from any of the foregoing (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party; and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.5. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Notwithstanding the foregoing, the enforcement of this Agreement with respect to a particular Portfolio Site as to matters mandatorily governed by local Law, shall be governed by and construed in accordance with the Laws of the state in which the applicable Portfolio Site is located.

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(b)	The Parties agree that any disputes arising out of this Agreement shall be resolved as follows in accordance with this Section 11.2(b). For any dispute which has not been resolved within five (5) days either Party may escalate the dispute to the Vice Presidential level or higher by providing the other Party with written notice of such escalation. Thereafter, the Parties’ designated officers shall attempt to resolve the dispute within ten (10) days of the date of the escalation notice. If the Parties are unable to resolve the dispute within such time frame, then either Party may submit the dispute to binding arbitration under the rules and auspices of the American Arbitration Association ("AAA") by providing the other Party and the AAA with written notice of same. The Parties shall appoint a single arbitrator to decide the dispute within ten (10) days of the date of the arbitration notice. If the Parties cannot agree on a single arbitrator within the foregoing time period, then the Parties will choose an arbitrator in accordance with AAA rules. The arbitration shall be conducted in the Harrisonburg, Virginia metropolitan area unless otherwise agreed by the Parties. The arbitrator shall award the substantially prevailing Party its reasonable attorneys’ fees and costs and expenses of arbitration. The order of the arbitrator shall be final and binding upon the Parties and may be enrolled in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof. Notwithstanding this agreement to arbitrate disputes, subject to Section 11.2(a), neither Party shall be prevented from seeking appropriate injunctive or equitable relief in a court of competent jurisdiction.

(c)	The provisions of Section 4.4 of this Agreement are intended to supersede the application to this Agreement of any Law that establishes a default rule for the allocation of risk of loss following a casualty or condemnation.

11.3	Entire Agreement. This Agreement (including any exhibits hereto), the SM Disclosure Schedule, the Buyer Disclosure Schedule, and the Collateral Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

11.4	Fees and Expenses. Except as otherwise expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

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11.5	Notices. All notices, requests, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered: (a) the next Business Day when sent overnight by a nationally recognized overnight courier service; (b) upon transmission of an e-mail (followed by delivery of an original via nationally recognized overnight courier service); or (c) upon delivery when personally delivered to the receiving Party. All such notices and communications shall be sent or delivered as set forth on Schedule 11.5 hereto or to such other person(s), e-mail address or address(es) as the receiving Party may have designated by written notice to the other Party. All notices shall be delivered to the relevant Party at the address set forth on Schedule 11.5 hereto.

11.6	Assignment; Successors and Assigns; Third Party Beneficiaries. This Agreement shall not be assignable: (a) by SM without the express prior written consent of Buyer; or (b) by Buyer without the express prior written consent of SM; and any such assignment in violation of the foregoing shall be null and void; provided, however, that each Party may assign all of its rights and remedies (but none of its obligations) under this Agreement to one or more of its Affiliates. This Agreement shall be binding upon and inure to the benefit of each Party and its successors, heirs, legal representatives and permitted assigns. Except as provided in Article IX, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

11.7	Amendment; Waivers; Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against which enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by a Party of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

11.8	Time of Essence. Time is of the essence in this Agreement, and whenever a date or time is set forth in this Agreement, the same has entered into and formed a part of the consideration for this Agreement.

11.9	Specific Performance. The Parties agree that irreparable damage would occur if Section 10.3 of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of such terms and provisions hereof in any of the Chosen Courts to the extent permitted by applicable Law, in addition to any other remedy to which they are entitled at law or in equity. The Parties acknowledge that the agreements contained in this Section 11.9 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement.

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11.10	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to: (a) effect the original intent of the Parties as closely as possible; and (b) to ensure that the economic and legal substance of the transactions contemplated by this Agreement to the Parties is not materially and adversely affected as a result of such provision being invalid, illegal or incapable of being enforced, in each case, in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If following the modification(s) to this Agreement described in the foregoing sentence, the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party, all other conditions and provisions of this Agreement shall remain in full force and effect.

11.11	Interpretation.

(a)	The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)	The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

* * * Remainder of Page Blank – Signature Page Follows * * *

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SM SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the Effective Date.

SHENANDOAH MOBILE, LLC By: _____________________________ Christopher E. French, President and Chief Executive Officer

BUYER SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the Effective Date.

VERTICAL BRIDGE HOLDCO, LLC By: ___________________________ Ronald G. Bizick, II, President and Chief Executive Officer

Schedule 4.4

Managed Site Conditions

If a Portfolio Site meets any of the following conditions (each an Exception or a Managed Site Condition) and such Portfolio Site is designated in writing as a Managed Site prior to the Initial Closing Date in accordance with the Purchase and Sale Agreement (the “PSA”), then, except as otherwise provided in the PSA, such Portfolio Site will be deemed a Managed Site unless and until: (a) such Exception is cured or waived by Buyer and such Portfolio Site becomes an Assignable Site; or (b) such Portfolio Site becomes an Excluded Site in accordance with the PSA:

1.1	Authorization. An Authorization must be obtained or satisfied in order for: (a) SM to convey, assign, transfer, or deliver the Included Property or the related Collocation Agreements of such Sale Site to Buyer; (b) SM to sell, convey, assign, transfer or deliver all Sale Site Subsidiary Interests to Buyer; or (c) Buyer to enter into the SM Ground Space Lease with SM and/or its Affiliates.

1.2	Enforceable Ground Lease. The Ground Lease for such Portfolio Site is not a valid, binding and enforceable agreement (whether by written agreement or the operation of law), subject to the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity.

1.3	No Default Under Ground Lease. The Ground Lessor or SM is in default, in any material respect, under any term of the applicable Ground Lease or SM has received actual or constructive notice of the existence of any event which, with the passage of time or the giving of notice or both, would constitute a material default by SM under the Ground Lease.

1.4	Non-Compliant Site. The Portfolio Site is a Non-Compliant Site.

1.5	Special Zoning Site. The Portfolio Site is a Special Zoning Site.

1.6	Taken Site. The Portfolio Site is a Taken Site.

1.7	Structure. The Tower at the Portfolio Site is not Structurally Sound.

1.8	Casualty Site. The Portfolio Site is a Casualty Site.

1.9	Access. SM does not have access rights from a public road, private road, or otherwise, except for any such Portfolio Site that SM regularly accesses by helicopter or other similar means.

1.10	Environmental Site. The Portfolio Site is an Environmental Site.

1.11	Liens. There are Liens on the Portfolio Site that are not Permitted Liens.

1.12	Uninspected Title Sites. A Portfolio Site for which Buyer ordered a title search on or prior to February 12, 2024 and for which Buyer did not receive the results of such title search prior to the preparation of the Closing Site Designation List in accordance with Section 3.1(b) of the PSA, but only to the extent that such Portfolio Site is designated on the Closing Site Designation List as an Uninspected Title Site and is not designated as an Excluded Site by SM in accordance with this Agreement; provided, however, that, notwithstanding anything in the PSA to the contrary:

(A)	no later than April 30, 2024, for each Portfolio Site that is an Uninspected Title Site, Buyer must provide SM with written notice of any Exceptions under Section 1.2 or 1.11 of this Schedule 4.4 applicable to such Uninspected Portfolio Site, together with supporting documentation reasonably satisfactory to SM with respect to such Exceptions, in which case, such Portfolio Site will be treated as a Managed Site as a result of such Exceptions unless, within ten (10) Business Days after receiving such notice and supporting documentation, SM notifies Buyer that such Portfolio Site will be an Excluded Site; and

(B)	any Uninspected Title Site for which Buyer does not timely provide such a written notice and supporting documentation will no longer be an Uninspected Title Site and, if such Uninspected Title Site was not otherwise designated as a Managed Site at the Initial Closing in accordance with the PSA, then such Uninspected Title Site will automatically become an Assignable Site.

1.13	SM Site ID 05150 (Hazel Mountain). The Portfolio Site identified as SM Site ID 05150 (Hazel Mountain) shall be a Managed Site until such time as the Ground Lease is amended to provide for payment of rent in cash at a customary market rate rather than cable television services. SM will, or will cause an Affiliate to, continue to provide the cable television services required under the Ground Lease so long as such Portfolio Site remains a Managed Site for this reason.

Schedule 11.5

Notice Parties

If to SM to:

Shenandoah Telecommunications Company

500 Shentel Way

Edinburg, Virginia 22824

Attention: Derek Rieger, Vice President – Legal & General Counsel

E-mail: Derek.Rieger@emp.shentel.com

with copies not constituting notice to:

Lape Mansfield Nakasian + Gibson, LLC

9980 Brewster Lane, Suite 150

Powell, OH 43065

Attention: Rick J. Gibson

E-mail: rjgibson@lmng-law.com

If to Buyer to:

Vertical Bridge REIT, LLC

750 Park of Commerce Drive, Suite 200

Boca Raton, FL 33487

Attention: Robert Paige

E-mail: rpaige@verticalbridge.com

with a copy not constituting notice to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Daniella G. Silberstein

E-mail: daniella.silberstein@gtlaw.com

SCHEDULES (OTHER THAN DISCLOSURE SCHEDULES)

Schedule 1	Portfolio Site Information List
Schedule 2	Signing Site Designation List
Schedule 3	Pay and Walk Collocation Agreements
Schedule 4.4	Managed Site Conditions
Schedule 11.5	Notice Parties

EXHIBITS

Exhibit A	Form of SM Ground Space Lease
Exhibit B	Form of Management Agreement
Exhibit C	Form of Site Lease
Exhibit D	Form of Consent Agreement
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Notice
Exhibit G	Form of State Specific Deeds for VA
Exhibit H	Form of Title Policy Affidavit
Exhibit I	Form of Transfer Agreement
Exhibit J	Form of Sale Site Subsidiary Certification of Formation
Exhibit K	Form of Sale Site Subsidiary LLC Agreement
Exhibit L	Form of Sale Site Subsidiary Interests Assignment and Assumption Agreement
Exhibit M	Grandfathered Collocation Lease Rates